EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER, dated as of August 2, 2005 (this “Agreement”), by and among Triple Crown Media, Inc., a Delaware corporation (“TCM”), BR Acquisition Corp., a Georgia corporation and a direct, wholly-owned subsidiary of TCM (“Merger Sub”), and Bull Run Corporation, a Georgia corporation (the “Company”).
RECITALS
      Each of TCM, Merger Sub and the Company has determined that it is advisable and in the best interests of its stockholders for the parties to enter into a business combination upon the terms and subject to the conditions set forth herein;
      In furtherance of such combination, each of (i) the special committee of the board of directors of TCM (the “TCM Special Committee”), (ii) the board of directors of TCM (the “TCM Board”), (iii) the special committee of the board of directors of the Company (the “Company Special Committee”), (iv) the board of directors of the Company (the “Company Board”), (v) the board of directors of Merger Sub, (vi) the sole stockholder of TCM and (vii) the sole stockholder of Merger Sub has approved the merger (the “Merger”) of the Company with and into Merger Sub in accordance with the applicable provisions of the Georgia Business Corporation Code (“Georgia Law”) and upon the terms and subject to the conditions set forth herein;
      The Company Special Committee and the Company Board have unanimously determined that this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off (as defined herein)) are fair to the stockholders of the Company and has unanimously recommended that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off); and
      For U.S. federal income tax purposes, it is intended that (a) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code and (c) TCM, Merger Sub and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code;
      THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I.
Certain Definitions
      Section 1.01     Certain Definitions. For purposes of this Agreement, the term:

(a) “1994 Directors’ Plan” shall have the meaning specified in Section 2.06(d).

(b) “1994 Plan” shall have the meaning specified in Section 2.06(d).

(c) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

(d) “Agreement” shall mean this Agreement and Plan of Merger, together with all exhibits attached hereto, the Company Disclosure Letter and the TCM Disclosure Letter.

(e) “Ancillary Agreements” means any certificates or supporting documents contemplated or delivered pursuant thereto and pursuant to this Agreement.

(f) “Articles of Merger” shall have the meaning specified in Section 2.02.

(g) “Assets” means all the properties, assets and contract rights (including, without limitation, cash, cash equivalents, accounts receivable, inventory, equipment, office furniture and furnishings, trade names, trademarks and patents, contracts, agreements, licenses and real estate) of the Company and its subsidiaries, whether tangible or intangible, real, personal or mixed.

(h) “books and records” means, with respect to any person, all books and records, including, without limitation, corporate records (such as minute books, seals, stock ledgers and similar items), manuals, price lists, mailing lists, lists of customers, slides and promotional materials, purchasing materials, personnel records, quality control records and procedures, research and development files, financial and accounting records (exclusive of records maintained by the Company’s independent accountants), environmental records and litigation files (regardless of the media in which stated), in each case principally relating to or used by such person.

(i) “Blue Sky Laws” shall have the meaning specified in Section 3.05(b).

(j) “business day” means any day other than a day on which banks in Atlanta, Georgia are required or authorized to be closed.

(k) “Cash Advance” means the cash advances in the aggregate of $6,050,000 made by J. Mack Robinson to the Company.

(l) “CERCLA” shall have the meaning specified in Section 3.15(b).

(m) “Certificate” shall have the meaning specified in Section 2.06(c).

(n) “Closing” shall have the meaning specified in Section 2.01.

(o) “Closing Date” shall have the meaning specified in Section 2.01.

(p) “Code” shall have the meaning specified in the Recitals.

(q) “Common Stock Exchange Ratio” shall have the meaning specified in Section 2.06(c)(i).

(r) “Company” shall mean Bull Run Corporation, a Georgia corporation.

(s) “Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended, in effect as of the date of this Agreement.

(t) “Company Board” shall have the meaning specified in the Recitals.

(u) “Company By-Laws” shall have the meaning specified in Section 3.02.

(v) “Company Capital Stock” means collectively, the Company Common Stock and the Company Preferred Stock.

(w) “Company Common Stock” shall have the meaning specified in Section 2.06(a).

(x) “Company Disclosure Letter” shall have the meaning specified in Article III.

(y) “Company ERISA Affiliate” shall have the meaning specified in Section 3.12(a).

(z) “Company Financial Advisor” means SunTrust Robinson Humphrey.

(aa) “Company Material Adverse Effect” means a material and adverse effect on the operation of the Company taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) any adverse changes or developments resulting from conditions affecting the United States economy generally; (ii) any acts of war, insurrection, sabotage or terrorism; (iii) any adverse change or developments that are primarily caused by conditions affecting the media and advertising industries generally; and (iv) any adverse changes or developments arising primarily out of, or resulting primarily from, actions taken by any party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby or the identity of TCM.

(bb) “Company Option Plans” shall have the meaning specified in Section 2.06(d).

(cc) “Company Permits” shall have the meaning specified in Section 3.08(b).

(dd) “Company Plan” shall have the meaning specified in Section 3.12(a).

(ee) “Company Preferred Stock” means collectively, the Series D Preferred, the Series E Preferred and the Series F Preferred.

(ff) “Company Proxy Statement” shall have the meaning specified in Section 3.07.

(gg) “Company Real Property” shall have the meaning set forth in Section 3.15(a).

(hh) “Company Representatives” shall have the meaning specified in Section 5.03(a).

(ii) “Company SEC Reports” shall have the meaning specified in Section 3.06(a).

(jj) “Company Special Committee” shall have the meaning specified in the Recitals.

(kk) “Company Stockholder” means each holder of record (as of the Effective Time) of the Company Capital Stock.

(ll) “Company Stockholders’ Action” shall have the meaning specified in Section 3.04(a).

(mm) “Company Stockholders’ Meeting” shall have the meaning specified in Section 5.02(c).

(nn) “Company Stockholders’ Vote Condition” shall have the meaning specified in Section 3.21.

(oo) “Company Terminating Breach” shall have the meaning specified in Section 7.01(c).

(pp) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities or debt which is convertible into voting securities, by contract, credit arrangement or otherwise; provided, however, that the ownership, either alone or through or together with any subsidiary, directly or indirectly, of more than 10% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a corporation or other legal entity shall be deemed to constitute “control” of such corporation or other legal entity.

(qq) “D&O Insurance” shall have the meaning specified in Section 5.11(b).

(rr) “Dissenting Stockholder” means any Company Stockholder exercising dissenters’ rights pursuant to Article 13 of Georgia Law.

(ss) “Effective Time” shall have the meaning specified in Section 2.02.

(tt) “Encumbrances” means any lien, pledge, hypothecation, claim, infringement, charge, mortgage, security interest, encumbrance, prior assignment, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(uu) “Environment” means any surface or subsurface physical medium or natural resource, including, air, land, soil, surface waters, ground waters, stream and river sediments, and biota.

(vv) “Environmental Laws” means any federal, state, local or common law, rule, regulation, ordinance, code, order or judgment (including the common law and any judicial or administrative interpretations, guidances, directives, policy statements or opinions) relating to the injury to, or the pollution or protection of human health and safety or the Environment.

(ww) “Environmental Liabilities” means any liability or obligation arising under Environmental Laws to the extent arising from any condition existing or any act or omission occurring prior to the Effective Time, including, without limitation, any claims, demands, assessments, judgments, orders, causes of action, notices of actual or alleged violations or liability (including such notices regarding the disposal or release of Hazardous Substances on the Real Property or elsewhere), proceedings and any associated costs, assessments, investigations, losses, damages (including punitive damages), obligations, liabilities, awards, fines, sanctions, penalties, or amounts paid in settlement (including reasonable costs, fees and expenses of attorneys, accountants, consultants and other agents of such person).

(xx) “ERISA” shall have the meaning specified in Section 3.12(a).

(yy) “Exchange Act” shall have the meaning specified in Section 3.05(b).

(zz) “Exchange Agent” shall have the meaning specified in Section 2.07(a).

(aaa) “Existing Stockholder Agreement” means that certain Stockholders’ Agreement dated as of December 17, 1999 by and among Hilton H. Howell, Jr., Douglas L. Jarvie, Robinson-Prather Partnership, W. James Host and Charles L. Jarvie.

(bbb) “Form S-4” shall have the meaning specified in Section 5.02(a).

(ccc) “GAAP” means generally accepted accounting principles.

(ddd) “Georgia Law” shall have the meaning specified in the Recitals.

(eee) “Governmental Entity” means any foreign governmental or United States federal, state or local governmental, administrative or regulatory authority, commission, body, agency, court or any judicial body or other authority.

(fff) “Gray” means Gray Television, Inc., a Georgia corporation.

(ggg) “Gray Side Letter” means the letter agreement dated August 2, 2005 between Gray and the Company.

(hhh) “Hazardous Substances” means any materials or substances, pollutants, contaminants, contaminants or wastes regulated by or defined under any Environmental Law, including, without limitation, petroleum, petroleum products, petroleum derived substances, radioactive materials, asbestos, polychlorinated biphenyls, radon and lead based paint.

(iii) “Indebtedness for Borrowed Money” means with respect to any person, all indebtedness in respect of money borrowed, including without limitation all capital leases, and the deferred purchase price of any property or asset, evidenced by a promissory note, bond, indenture or similar written obligation for the payment of money, other than trade payables and accrued expenses incurred in the ordinary course of business.

(jjj) information “made available” shall be limited to that information to which access has been granted by the applicable party for review by another party to this Agreement, by placing such information in a data room or otherwise, and shall not include information obtained or discovered through channels other than the providing party such as the Internet or public filings.

(kkk) “IRS” shall have the meaning specified in Section 3.12(c).

(lll) “Laws” shall have the meaning specified in Section 3.08(a).

(mmm) “Merger” shall have the meaning specified in the Recitals.

(nnn) “Merger Consideration” means, collectively, (i) the aggregate number of shares of TCM Common Stock to be issued in exchange for the Company Common Stock and to be reserved for Options in accordance with Section 5.06, (ii) the aggregate number of shares of TCM Series A Preferred Stock to be issued in exchange for the Series D Preferred and the Series E Preferred held by the Series E Affiliated Stockholders, (iii) the aggregate amount of cash to be paid in exchange for the Series E Preferred held by Series E Preferred stockholders (other than Series E Affiliated Stockholders); (iv) the aggregate number of shares of TCM Series A Preferred Stock to be issued in exchange for the accrued and unpaid dividends (through July 1, 2005) on the Series D Preferred and Series E Preferred held by Series E Affiliated Stockholders; (v) the repayment of the Cash Advance; and (vi) the aggregate number of shares of TCM Common Stock to be issued in exchange for the Series F Preferred Stock and all accrued and unpaid dividends thereon (through July 1, 2005).

(ooo) “Merger Sub” shall have the meaning specified in the Introduction.

(ppp) “Nasdaq” means the Nasdaq National Market.

(qqq) “Option” shall have the meaning specified in Section 2.06(d).

(rrr) “ordinary course of business” means any action taken by a person that: (i) is consistent in nature, scope and magnitude with the past practices of such person and is taken in the ordinary course of the normal, day-to-day operations of such person; and (ii) does not require authorization by the board of directors or stockholders of such person (or by any person or group of persons exercising similar authority).

(sss) “Permitted Encumbrance” shall have the meaning specified in Section 3.18.

(ttt) “person” means an individual, corporation, partnership, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(uuu) “Refinancing” means a financing in which TCM receives funded debt of at least $120.0 million.

(vvv) “Rule 145 Affiliate” shall have the meaning specified in Section 6.04.

(www) “Rule 145 Affiliate Agreement” shall have the meaning specified in Section 6.04.

(xxx) “SEC” shall have the meaning specified in Section 3.06(a).

(yyy) “Securities Act” shall have the meaning specified in Section 3.05(b).

(zzz) “Separation and Distribution Agreement” means that certain Separation and Distribution Agreement dated as of August 2, 2005 by and among Gray and TCM attached hereto as Exhibit A.

(aaaa) “Series D Preferred” means the Series D Convertible Preferred Stock, par value $0.01 per share, of the Company.

(bbbb) “Series E Affiliated Stockholder” means J. Mack Robinson and any transferee of J. Mack Robinson.

(cccc) “Series E Preferred” means the Series E Convertible Preferred Stock, par value $0.01 per share, of the Company.

(dddd) “Series E Preferred Stockholder” mean a holder of Series E Preferred.

(eeee) “Series F Dividend Amount” means the aggregate of $290,000.

(ffff) “Series F Preferred” means the Series F Convertible Preferred Stock, par value $0.01 per share, of the Company.

(gggg) “Solvency Opinion” shall have the meaning specified in Section 6.02(g).

(hhhh) “Spin-off” means the separation of Gray’s newspaper publishing business and Graylink Wireless business from its other businesses, which result will be accomplished by: (i) Gray contributing all of the membership interests of Gray Publishing, LLC to TCM; and (ii) Gray subsequently distributing all of the shares of TCM Common Stock to its stockholders, in each case in accordance with the Separation and Distribution Agreement.

(iiii) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(jjjj) “Superior Proposal” shall have the meaning specified in Section 5.03(b).

(kkkk) “Surviving Corporation” shall have the meaning specified in Section 2.01.

(llll) “Surviving Corporation Common Stock” shall have the meaning specified in Section 2.06(b).

(mmmm) “Takeover Proposal” shall have the meaning specified in Section 5.03(b).

(nnnn) “Takeover Proposal Interest” shall have the meaning specified in Section 5.03(a).

(oooo) “Tax” or “Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

(pppp) “Tax Sharing Agreement” means that certain Tax Sharing Agreement dated as of August 2, 2005 by and among Gray and TCM attached hereto as Exhibit B.

(qqqq) “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(rrrr) “TCM” means Triple Crown Media, Inc., a Delaware corporation.

(ssss) “TCM Audited Financial Statements” shall have the meaning specified in Section 4.07.

(tttt) “TCM Board” shall have the meaning specified in the Recitals.

(uuuu) “TCM Capital Stock” means the TCM Common Stock and the TCM Preferred Stock.

(vvvv) “TCM Common Stock” means the common stock of TCM, par value $0.001 per share.

(wwww) “TCM Confidentiality Agreement” shall mean the confidentiality agreement dated June 1, 2005 between TCM, Gray and the Company.

(xxxx) “TCM Disclosure Letter” shall have the meaning specified in Article IV.

(yyyy) “TCM Financial Advisor” means Houlihan Lokey Howard & Zukin Financial Advisors, Inc. and its affiliates.

(zzzz) “TCM Financial Statements” shall have the meaning specified in Section 4.07.

(aaaaa) “TCM Interim Financial Statements” shall have the meaning specified in Section 4.07.

(bbbbb) “TCM Material Adverse Effect” means a material and adverse effect on the operation of TCM taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a “Material Adverse Effect”: (i) any adverse changes or developments resulting from conditions affecting the United States economy generally; (ii) any acts of war, insurrection, sabotage or terrorism; (iii) any adverse changes or developments that are primarily caused by conditions affecting the newspaper publishing and paging industries generally; and (iv) any adverse changes or developments arising primarily out of, or resulting primarily from, actions taken by any party in connection with (but not in breach of) this Agreement and the transactions contemplated hereunder, or which are primarily attributable to the announcement of this Agreement and the transactions contemplated hereby or the identity of the Company.

(ccccc) “TCM Material Contracts” shall have the meaning specified in Section 4.17.

(ddddd) “TCM Permits” shall have the meaning specified in Section 4.09(b).

(eeeee) “TCM Preferred Stock” means collectively, the TCM Series A Preferred Stock and the TCM Series B Preferred Stock.

(fffff) “TCM Real Property” shall have the meaning specified in Section 4.15(a).

(ggggg) “TCM Representatives” shall have the meaning specified in Section 5.03(e).

(hhhhh) “TCM Series A Preferred Stock” mean the Series A convertible preferred stock of TCM, par value $0.001 per share.

(iiiii) “TCM Series B Preferred Stock” mean the Series B convertible preferred stock of TCM, par value $0.001 per share.

(jjjjj) “TCM Special Committee” shall have the meaning specified in the Recitals.

(kkkkk) “TCM Superior Proposal” shall have the meaning specified in Section 5.03(f).

(lllll) “TCM Takeover Proposal” shall have the meaning specified in Section 5.03(f).

(mmmmm) “TCM Takeover Proposal Interest” shall have the meaning specified in Section 5.03(e).

(nnnnn) “TCM Terminating Breach” shall have the meaning specified in Section 7.01(d).

(ooooo) “Transaction” means the Spin-off and the Merger.

(ppppp) “Transaction Expenses” shall have the meaning specified in Section 5.09(a).

ARTICLE II.
The Merger
      Section 2.01     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Georgia Law, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with Georgia Law. Unless this Agreement has been terminated pursuant to Article VII, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger (the “Closing”) will take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, unless another date, time or place is agreed to in writing by TCM and the Company (the “Closing Date”).
      Section 2.02     Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall file articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with the relevant provisions of, Georgia Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such other time as TCM and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

      Section 2.03     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Georgia Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
      Section 2.04     Articles of Incorporation; By-Laws.
      (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.
      (b) The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.
      Section 2.05     Directors and Officers. The individuals named on Schedule 2.05 hereto shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation. The individuals named on Schedule 2.05 hereto shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.
      Section 2.06     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder or the holder of any shares of the capital stock of Merger Sub:

(a) Cancellation of Shares of Company Common Stock and Company Preferred Stock. Each share of common stock, par value $0.01 per share of the Company (“Company Common Stock”) held by the Company as treasury stock (or by any subsidiary of the Company) and each share of Company Preferred Stock held by the Company as treasury stock (or by any subsidiary of the Company) immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no consideration or payment shall be delivered therefor or in respect thereof.

(b) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share of the Surviving Corporation (“Surviving Corporation Common Stock”), with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall remain outstanding and evidence ownership of shares of Surviving Corporation Common Stock.

(c) Conversion of Company Capital Stock. Subject to Sections 2.08 and 5.06, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub, TCM or the holders of the Company Capital Stock:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right to receive 0.0289 of a share of TCM Common Stock (the “Common Stock Exchange Ratio”);

(ii) each share of Series D Preferred outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right to receive one share of TCM Series A Preferred Stock;

(iii) each share of Series E Preferred held by a Series E Affiliated Stockholder and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right to receive one share of TCM Series A Preferred Stock;

(iv) each share of Series E Preferred held by a Series E Preferred stockholder (other than a Series E Affiliated Stockholder) and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and thereafter represent the right receive $1,000; and

(v) each share of Series F Preferred Stock outstanding immediately prior to Effective Time shall be cancelled and extinguished and thereafter represent the right to receive 22.56 shares of TCM Common Stock.

As of the Effective Time, all such shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration with respect thereto and any cash in lieu of fractional shares of TCM Capital Stock upon surrender of such Certificate in accordance with Section 2.07, without interest. The right of any Company Stockholder to receive its portion of the Merger Consideration in accordance with this Section 2.06(c) shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(d) Stock Options. All options to purchase Company Common Stock granted pursuant to the Company’s 1994 Long Term Incentive Plan, as amended (the “1994 Plan”), or the Company’s Non-Employee Directors’ 1994 Stock Option Plan (the “1994 Directors’ Plan”) (collectively, the “Company Option Plans”) or pursuant to any other arrangement adopted by the Company Board to provide options or other rights to purchase Company Common Stock to directors, officers, employees or consultants of the Company (in any such case, an “Option”) then outstanding (whether vested or unvested) shall be subject to the provisions of Section 5.06.

(e) Accrued and Unpaid Dividends. Pursuant to this Agreement, (i) at the Effective Time, the Surviving Corporation shall pay each Series E Preferred stockholder (other than a Series E Affiliated Stockholder) an amount equal to the accrued and unpaid dividends due to each such stockholder, (ii) all accrued and unpaid dividends (through July 1, 2005) on each outstanding share of Series D Preferred and Series E Preferred held by a Series E Affiliated Stockholder shall be converted at the Effective Time into the number of shares of TCM Series A Preferred Stock determined by dividing the accrued and unpaid dividends due on such shares by 1,000; provided that no fractional shares of TCM Series A Preferred Stock shall be issued upon conversion and, upon such conversion, the actual number of shares of TCM Series A Preferred Stock ultimately issued to any holder shall have been rounded down to the nearest whole number of shares, and (iii) all accrued and unpaid dividends (through July 1, 2005) on the outstanding Series F Preferred shall be converted at the Effective Time into the number of shares of TCM Common Stock determined by multiplying 0.0289 by the product of the Series F Dividend Amount divided by $0.66; provided that no fractional shares of TCM Common Stock shall be issued upon conversion and, upon such conversion, the actual number of shares of TCM Common Stock ultimately issued to any holder shall have been rounded down to the nearest whole number of shares.

(f) Cash Advance. Pursuant to this Agreement, at the Effective Time, the Cash Advance shall be converted into 6,050 shares of TCM Series B Preferred Stock.
      Section 2.07     Exchange of Certificates. The procedures for exchanging outstanding shares of Company Capital Stock for the applicable Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or promptly following the Effective Time, TCM shall deposit with Mellon Investor Services, LLC (the “Exchange Agent”), for the benefit of the Company Stockholders, for exchange in accordance with this Section 2.07, through the Exchange Agent, (i) the certificates representing shares of TCM Common Stock issuable pursuant to Section 2.06(c)(i) in exchange for outstanding shares of Company Common Stock, (ii) the certificates representing shares of TCM Series A Preferred Stock issuable pursuant to Section 2.06(c)(ii), Section 2.06(c)(iii) and 2.06(e)(ii), (iii) the cash payable pursuant to Section 2.06(c)(iv), (iv) the TCM Common Stock issuable pursuant to Section 2.06(c)(v) and Section 2.06(e)(iii), and (v) the TCM Series B Preferred Stock issuable pursuant to Section 2.06(f).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event no later than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record (as of the Effective Time) of a Certificate whose shares were converted pursuant to Section 2.06(c) into the applicable Merger Consideration (plus cash in lieu of fractional shares, if any, of TCM Common Stock as provided in Section 2.07(e)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as TCM may reasonably specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration (plus cash in lieu of fractional shares, if any, of TCM Common Stock as provided in Section 2.07(e)). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by TCM, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration plus cash in lieu of fractional shares, if any, pursuant to Section 2.07(e), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Capital Stock that is not registered in the transfer records of the Company, the applicable Merger Consideration issued (and if applicable, paid) in exchange therefor plus cash in lieu of fractional shares, if any, pursuant to Section 2.07(e) may be issued and paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes with respect to such transfer have been paid. Until surrendered as contemplated by this Section 2.07(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration plus cash in lieu of fractional shares, if any, pursuant to Section 2.07(e).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of TCM Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TCM Capital Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable Law, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, (i) the applicable Merger Consideration, (ii) the amount of any cash payable in lieu of a fractional share of TCM Common Stock to which such holder is entitled pursuant to Section 2.07(e), without interest and (iii) the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of TCM Capital Stock, without interest.

(d) No Registration of Transfers. From and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of any Company Capital Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificate or scrip representing fractional shares of TCM Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of TCM. Fractional shares of TCM Common Stock will be aggregated and sold in the market by the Exchange Agent at the then prevailing prices. The aggregated net cash proceeds of those sales will be distributed ratably to each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of TCM Common Stock (after taking into account all Certificates delivered by such holder). No interest will be payable upon any such cash payment. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of TCM Common Stock was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares of TCM Common Stock.

(f) Return of Merger Consideration. Subject to Section 2.07(g), any portion of the Merger Consideration that remains undistributed to the Company Stockholders for 180 days after the Effective Time shall be delivered to TCM, upon demand, and any Company Stockholder who has not exchanged such Company Stockholder’s shares of Company Capital Stock for such Company Stockholder’s portion of the applicable Merger Consideration shall thereafter look only to TCM, as an unsecured creditor for payment of its claim for the applicable Merger Consideration or any cash in lieu of fractional shares and any dividends or distributions with respect thereto.

(g) No Liability. To the extent permitted by applicable Law, none of TCM, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any portion of the Merger Consideration payable at Closing (or dividends or distributions with respect thereto) required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Withholding Rights. Each of TCM, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Capital Stock in respect of which such deduction and withholding was made.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such portion of the applicable Merger Consideration; provided, however, that the Surviving Corporation may, in its sole discretion and as a condition precedent to the issuance and delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

      Section 2.08     Dissenters’ Rights. Notwithstanding Section 2.06(c), if any Dissenting Stockholder that is entitled to dissenters’ rights demands to be paid the “fair value” of such holder’s shares of Company Capital Stock (as provided in Section 14-2-1323 of Georgia Law) and complies with all conditions and obligations necessary to perfect dissenters’ rights in accordance with Article 13 of Georgia Law, such shares of Company Capital Stock shall not be converted into the right to receive the Merger Consideration except as provided in this Section 2.08, and the Company shall give TCM prompt (and in any event no later than the second business day after receipt thereof) notice thereof and TCM shall have the right to participate in all negotiations and proceedings with respect to any such demands and to receive any related notices. Without limiting the generality of the foregoing, the Company shall promptly (and in any event no later than the second business day after receipt thereof) deliver to TCM a copy of all notices of intent to demand payment delivered to the Company in compliance with Section 14-2-1321 of Georgia Law. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of TCM, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Capital Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 2.06.

ARTICLE III.
Representations and Warranties of the Company
      The Company represents and warrants to TCM and Merger Sub, subject to such qualifications and exceptions as are disclosed in writing in the applicable parts of the disclosure letter delivered by the Company to TCM and Merger Sub concurrently herewith (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is specifically indicated in such paragraph.
      Section 3.01     Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A true and complete list of all of the Company’s subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary’s outstanding capital stock owned by the Company or another subsidiary, is set forth in Section 3.01 of the Company Disclosure Letter. Other than the Company’s subsidiaries listed in Section 3.01 of the Company Disclosure Letter, neither the Company nor its subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.
      Section 3.02     Articles of Incorporation and By-Laws. The Company has heretofore furnished or made available to TCM a complete and correct copy of the Company Articles of Incorporation and By-Laws (the “Company By-Laws”), and a complete and correct copy of the equivalent organizational documents of each of the Company’s subsidiaries, each as amended to date. The Company Articles of Incorporation and Company By-Laws, and the equivalent organizational documents of each of the Company’s subsidiaries, are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or Company By-Laws and none of the Company’s subsidiaries is in violation of any of the provisions of its equivalent organizational documents.
      Section 3.03     Capitalization.
      (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock, of which 100,000 shares are designated as Series D Preferred, 25,000 shares are designated as Series E Preferred, and 25,000 shares are designated as Series F Preferred. As of the date hereof, (i) 6,889,767 shares of Company Common Stock are issued and outstanding, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 293,437 shares of Company Common Stock are reserved for issuance pursuant to outstanding Options granted under the Company Option Plans, (iv) 12,496.71233 shares of Series D Preferred are issued and outstanding, (v) 7,584.815 shares of Series E Preferred are issued and outstanding, (vi) 2,000 shares of Series F Preferred are issued and outstanding, (vii) no shares of Company Preferred Stock are held in the treasury of the Company, (viii) 1,249,671 shares of Company Common Stock are reserved for issuance upon conversion of issued and outstanding shares of Series D Preferred, (ix) 1,083,545 shares of Company Common Stock are reserved for issuance upon conversion of issued and outstanding shares of Series E Preferred and (x) 1,562,500 shares of Company Common Stock are reserved for issuance upon conversion of issued and outstanding shares of Series F Preferred. As of the date hereof, there are no other shares of Company Capital Stock issued and outstanding or reserved for future issuance. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. None of the issued and outstanding shares of Company Capital Stock has been issued in violation of any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. All shares of Company Capital Stock subject to issuance as aforesaid in clauses (iii) and (viii) through (x), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and, assuming such issuance prior to the Effective Time, will not have been issued in violation of the Company Articles of Incorporation, any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. Except as set forth in this Section 3.03 or Section 3.12, there are no options, warrants, calls or preemptive rights relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of capital stock of, or any securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of, the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any subsidiary or any other entity, other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except for the Existing Stockholder Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any Company Capital Stock to which the Company or, to the knowledge of the Company, any other person is a party or by which the Company or any such other person is bound. All of the outstanding shares of capital stock of each of the Company’s subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and all such shares are owned of record and beneficially by the Company or another subsidiary free and clear of any and all Encumbrances.
      (b) Section 3.03(b) of the Company Disclosure Letter lists all holders of Company Preferred Stock as of the date hereof, as well as the number, class and series of shares of Company Preferred Stock held by each such holder.
      (c) Section 3.03(c) of the Company Disclosure Letter sets forth a true and complete list of each current or former employee, officer, director or consultant of the Company or any of its subsidiaries that holds an Option as of the date of this Agreement, together with the number of shares of Company Common Stock subject to such Option, the date of grant of such Option, the exercise price of such Option, the expiration date of such Option, the vesting schedule for such Option and whether or not such Option is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code. Section 3.03(c) of the Company Disclosure Letter also sets forth the total number of outstanding Options. No awards of stock purchase rights have been granted under the Company Option Plans.
      Section 3.04     Authority Relative to This Agreement.
      (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party (subject to the receipt of the consents described in Section 3.05(b)) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (other than the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of the Company in accordance with Georgia Law and the Company Articles of Incorporation (the “Company Stockholders’ Action”). The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the transactions so contemplated, other than the Company Stockholders’ Action. This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, constitutes, or, in the case of the Ancillary Agreements, will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
      (b) The Company Special Committee and the Company Board (i) have unanimously declared that this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off) and thereby are advisable, fair to and in the best interests of the stockholders of the Company, (ii) have unanimously authorized, approved and adopted this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby and (iii) have recommended that the stockholders of the Company authorize, approve and adopt this Agreement, the Merger and the other transactions contemplated hereby (other than the Spin-off) and thereby.
      Section 3.05     No Conflict; Required Filings and Consents.
      (a) Except as set forth in Section 3.05 of the Company Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Agreements by the Company do not, and the performance of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) conflict with or violate the Company Articles of Incorporation or Company By-Laws or the equivalent organizational documents of any of the Company’s subsidiaries, (ii) conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any of its or any of its subsidiaries’ properties or operations is bound or affected or (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its subsidiaries’ rights or entitle any party to rights or privileges that such party was not entitled to receive immediately before this Agreement or the Ancillary Agreements were executed, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries, or any of its or any of its subsidiaries’ properties, is bound or affected, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect.
      (b) The execution and delivery of this Agreement and the Ancillary Agreements by the Company do not, and the performance of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not, require any waiver, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities laws (“Blue Sky Laws”), (ii) for the filing of the Articles of Merger as required by Georgia Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, otherwise prevent or delay the Company from performing its obligations under this Agreement.
      Section 3.06     SEC Filings; Financial Statements.
      (a) The Company has filed all forms, reports and documents required to be filed by it pursuant to the Securities Act or the Exchange Act with the Securities and Exchange Commission (the “SEC”) since August 31, 2003 (collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in compliance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports or other documents with the SEC.
      (b) The consolidated financial statements (including, in each case, the related notes thereto) contained in the Company SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount and such statements do not contain notes required by GAAP.
      (c) Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, the Company has not materially and adversely amended its disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), as previously described in its Company SEC Reports. The Company has made available to TCM, complete and correct copies of, all formal written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.
      (d) Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, neither the Company nor any subsidiary nor, to the Company’s knowledge, any member of the audit committee or executive officer of the Company or any subsidiary, has received any complaint, allegation, assertion or claim, whether made in writing or orally to any such person, regarding the accounting, internal accounting controls or auditing matters of the Company or any subsidiary, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing matters. Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, no attorney representing the Company or any subsidiary has reported evidence of a material violation of the U.S. securities laws, or a material breach of fiduciary duty by the Company or any of its officers or directors to the Company Board or any committee thereof or to any executive officer of the Company. Since the date of the latest Company SEC Report that included the certifications required by Rule 13a-14(a) of the Exchange Act, there have been no internal investigations regarding improper accounting or revenue recognition initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
      (e) Except as provided in the Company SEC Reports, there are no material off balance sheet arrangements (as defined in Item 303 of Regulation S-K) that have or are reasonably likely to have a material current or future effect on the Company’s financial liquidity, capital expenditures or capital resources.
      (f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes Oxley Act of 2002 in effect as of the date hereof.
      Section 3.07     Proxy Statement. The Company Proxy Statement will comply in all material respects with the Exchange Act. The Company Proxy Statement shall not, at the time the Proxy Statement is mailed or at the time of the Company Stockholder’s Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to any of the information supplied by or on behalf of TCM and Merger Sub specifically for inclusion in the Company Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy contained in the Form S-4, to be distributed to stockholders in connection with the Merger, or any schedule required to be filed with the SEC in connection therewith, together with any amendments or supplements thereto, are collectively referred to herein as the “Company Proxy Statement.”
      Section 3.08     Compliance, Permits.
      (a) Each of the Company and its subsidiaries, and each of its and its subsidiaries’ properties and operations, are in compliance with all foreign, federal, state and local statutes, laws, rules, regulations, ordinances, orders, judgments, decrees and other authorizations and approvals of Governmental Entities (collectively, “Laws”), applicable to the Company or any of its subsidiaries or by which any of its or any of its subsidiaries’ properties or operations is bound or affected, except where any such non-compliance would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice or other communication (whether written or oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law, except where any such violation or failure to comply would not have a Company Material Adverse Effect.
      (b) Each of the Company and its subsidiaries possesses all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations from Governmental Entities necessary to enable it to continue to own, lease, operate and use its assets and properties and conduct its business as presently conducted, including all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations required under applicable Environmental Laws (collectively, the “Company Permits”), except where the failure to possess any of the foregoing would not have a Company Material Adverse Effect. All of the Company Permits are valid and in full force and effect, except where any such invalidity would not have a Company Material Adverse Effect, and there is no proceeding pending to revoke, cancel, rescind, refuse to renew in the ordinary course or modify any of the Company Permits. Each of the Company and its subsidiaries is in compliance with the terms and conditions of the Company Permits and with all material requirements, standards and procedures of the Governmental Entities that issued them, and with any limitation or, to the knowledge of the Company, proposed limitation on any Company Permit, except where such non-compliance would not have a Company Material Adverse Effect, and the Company has no reasonable basis to believe that the business will not remain capable of continued operation consistent with past practice and in compliance with the terms and conditions of the Company Permits following consummation of the transactions contemplated by this Agreement.
      Section 3.09     Absence of Certain Changes or Events. Except as set forth in Section 3.09 of the Company Disclosure Letter and to the extent specifically disclosed in the Company SEC reports, since August 31, 2004, each of the Company and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been: (i) any Company Material Adverse Effect; (ii) any damage to, destruction or loss of any material assets of the Company or any of its subsidiaries (whether or not covered by insurance); (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the Company Capital Stock or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any Company Capital Stock; (iv) any change in accounting methods, principles or practices by the Company affecting the consolidated assets, liabilities, results of operations or business of the Company, except insofar as have been required by a change in GAAP; or (v) any action that, if it had been in effect, would have been prohibited by Section 5.01.
      Section 3.10     No Undisclosed Liabilities. At May 31, 2005, the Company and each of its subsidiaries did not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than those that would be required to be and were reflected on a balance sheet prepared in accordance with GAAP or for which adequate reserves are reflected in the Company’s financial statements. Since May 31, 2005, except (i) as and to the extent specifically disclosed in the Company SEC Reports or accrued on the May 31, 2005 balance sheet, (ii) as set forth in Section 3.10 of the Company Disclosure Letter, (iii) for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement and (iv) where any liability, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company and each of its subsidiaries does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated by this Agreement.
      Section 3.11     Litigation. Except as disclosed in Section 3.11 of the Company Disclosure Letter, there is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect, or which questions or challenges the validity of this Agreement, the transactions contemplated by this Agreement or any action taken or to be taken by the Company or which attempts to restrain, enjoin or prohibit the transactions contemplated by this Agreement. Except as disclosed in the Company Disclosure Letter, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which individually or in the aggregate has had or could reasonably be expected to have a Company Material Adverse Effect.
      Section 3.12     Employee Benefit Plans; Employment Agreements.
      (a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, post-retirement, health, life, stock option, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, retention, change in control, noncompetition and other plans, agreements, policies, trust funds or arrangements (whether written or unwritten, insured or self-insured, domestic or foreign) (1) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any entity that would be deemed a “single employer” with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “Company ERISA Affiliate”) on behalf of any employee, officer, director, consultant or stockholder of the Company or any of its subsidiaries (whether current, former or retired) or their beneficiaries or (2) with respect to which the Company or any Company ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, consultant, stockholder or beneficiary (each a “Company Plan” and, collectively, the “Company Plans”). True and complete copies of each of the Company Plans and related documents have been delivered or made available to TCM.
      (b) None of the Company (including any subsidiary thereof), any Company ERISA Affiliate or any of their respective predecessors has within the past six years contributed to, contributes to, has within the past six years been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063 and 4064 of ERISA.
      (c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, with respect to each of the Company Plans: (1) each Company Plan intended to qualify under Section 401(a) of the Code has received a favorable opinion letter or advisory letter of the master and prototype plan sponsor of such plan in accordance with Announcement 2001-77 by the United States Internal Revenue Service (the “IRS”) and nothing has occurred or, is expected to occur through the date of the Effective Time that caused or is reasonably likely to cause the loss of such qualification or the imposition of any penalty or tax liability; (2) all payments required by such Company Plan, any collective bargaining agreement or other agreement, or by Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company as applicable, in accordance with the provisions of such Company Plan, applicable Law and United States GAAP; (3) no claim, lawsuit, arbitration or other action has been asserted, instituted or, to the knowledge of the

Company, is threatened against such Company Plan (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company (including any subsidiary thereof), any Company ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of such Company Plan; (4) such Company Plan complies and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code; (5) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to such Company Plan that could result in the imposition of any penalty or tax on the Company or any Company ERISA Affiliate; and (6) such Company Plan is not under, and the Company has not received any notice of, an audit or investigation by the IRS, U.S. Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty.
      (d) Except as set forth in Section 3.12(d) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement alone, or in combination with a termination of any employee, director or stockholder of the Company or any of its subsidiaries (whether current, former or retired), will not give rise to any liability under any Company Plan, including, without limitation, liability for severance pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or stockholder of the Company or any of its subsidiaries (whether current, former or retired) or their beneficiaries. No amounts payable under any Company Plan will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code. Neither the Company (including any subsidiary thereof) nor any Company ERISA Affiliate maintains, contributes to or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee. Any individual who performs services for the Company or any of its subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or any of its subsidiaries is not an employee under applicable Law or for any purpose including, without limitation, for tax withholding purposes or Company Plan purposes.
      (e) None of the Company, its subsidiaries and their respective Company ERISA Affiliates have any unfunded liabilities pursuant to any Company Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004.
      Section 3.13     Employees; Labor Matters.
      (a) No employee or former employee of the Company or any of its subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation).
      (b) There are no labor disputes, including, without limitation, charges of unfair labor practices within the meaning of the National Labor Relations Act, pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries by any of its employees. Neither the Company nor any of its subsidiaries, within the past five years, has or is knowingly engaged in any unfair labor practices within the meaning of the National Labor Relations Act, except where such actions would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is presently a party to, or is bound by, any collective bargaining agreement or union contract with respect to any persons employed by the Company or any of its subsidiaries, and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. To the knowledge of the Company, no organizing activities are presently being made or are threatened by or on behalf of any labor union with respect to any employees of the Company or any of its subsidiaries. The Company has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the

Company or any of its subsidiaries, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three years. Each of the Company and its subsidiaries is in compliance with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours and the Worker Adjustment and Retraining Notification Act, except where such non-compliance would not have a Company Material Adverse Effect. There has been no harassment, discrimination, retaliatory act or similar claim against any officer, director or employee of the Company or any of its subsidiaries at any time during the past three years, except where any such action would not have a Company Material Adverse Effect.
      Section 3.14     Taxes.
      (a) Except as set forth in Section 3.14(a) of the Company Disclosure Letter, each of the Company and its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its subsidiaries is a member, have timely filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them or any of them (taking into account applicable extensions), and have timely paid and discharged all material Taxes required to be paid (whether or not shown on such Tax Returns), other than Taxes the payment of which is being contested in good faith by appropriate proceedings. The most recent financial statements contained in the Company SEC Reports reflect, with respect to any liability for Taxes of the Company and its subsidiaries for any years ended on or before the date of such Company SEC Reports and either not finally determined or with respect to which the applicable statute of limitations has not expired, an adequate reserve to satisfy any assessment for such Taxes for such years. All federal income Tax Returns and all other Tax Returns filed by each of the Company and its subsidiaries with respect to Taxes are true and correct in all material respects. Copies of all federal, state and foreign income Tax Returns for the three years preceding the Closing Date that are true, complete and correct in all material respects have been previously provided or made available to TCM. Neither the IRS nor any other taxing authority or agency is now asserting or, to the Company’s knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for material additional Taxes which have not been paid. There are no requests for information from the IRS or any other taxing authority or agency currently outstanding. There are no pending audits of the Company or any of its subsidiaries by any taxing authority nor, to the Company’s knowledge, are any proceedings (whether administrative or judicial) currently being conducted with respect to any issues relating to Taxes. No Tax claim has become a lien on any assets of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is required to include in income (i) any material items in respect of any change in accounting methods or (ii) any gain with respect to installment sales.
      (b) (i) Neither the Company nor any of its subsidiaries has any liability for any accumulated earnings tax or personal holding company tax; (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to the Company or any of its subsidiaries that remain in effect; (iii) there are no Tax rulings or closing agreements relating to the Company or any of its subsidiaries that would affect its or any of their liability for Taxes for any period after the Effective Time; and (iv) neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar state, local or foreign provision.
      (c) Neither the Company nor any of its subsidiaries is a party to any agreement (written or oral) providing for the allocation or sharing of, or indemnification from, Taxes with any party other than the Company and/or one or more of its subsidiaries.
      (d) Each of the Company and its subsidiaries has withheld from each payment made to any of its past or present employees, officers or directors, or any other person, the amount of all material Taxes and other deductions required to be withheld therefrom and paid the same to the proper taxing authorities within the time required by Law, including , without limitation, withholding Taxes on Options exercised prior to the Closing.

      (e) The Company is not, nor was it any time during the five-year period ending on the date on which the Effective Time occurs, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.
      (f) Neither the Company nor any of its subsidiaries has any excess loss accounts or deferred intercompany gain.
      Section 3.15     Environmental Matters.
      (a) All of the current and past operations of the Company, its subsidiaries and the Assets, including any operations at or from any real property owned, used, leased, occupied, managed or operated by the Company or any of its subsidiaries (the “Company Real Property”), comply and have at all times during the Company’s ownership, use or operation thereof complied in all material respects with all applicable Environmental Laws. Neither the Company nor any of its subsidiaries, or, to the knowledge of the Company, any other person, has engaged in, authorized, allowed or suffered any operations or activities upon any of the Company Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping or disposal of any Hazardous Substances at, on or under the Company Real Property, except in compliance with all applicable Environmental Laws.
      (b) Neither the Assets nor the Company Real Property contain any Hazardous Substances in, on, over, under or at it in concentrations which would presently violate Environmental Laws or impose liability or obligations on the present or former owner, manager, or operator of the Company Real Property under the Environmental Laws for any investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at the Company Real Property. None of the Company Real Property is listed or proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., or any similar inventory of sites requiring investigation or remediation maintained by any state. Neither the Company nor any of its subsidiaries has received any notice, whether oral or written, from any Governmental Entity or other person of any actual or threatened Environmental Liabilities with respect to the Company, its subsidiaries, the Company Real Property or the Assets or the conduct of the business of the Company or any of its subsidiaries.
      (c) There are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances (other than small quantities of Hazardous Substances stored and maintained in accordance and compliance with all applicable Environmental Laws for use in the ordinary course of business of the Company and its subsidiaries) in, on, over, under or at any presently owned, managed or operated Company Real Property.
      (d) To the knowledge of the Company, there are no conditions existing at any Company Real Property or with respect to the Assets, that require, or which with the giving of notice or the passage of time or both may require remedial or corrective action, removal or closure pursuant to the Environmental Laws.
      (e) The Company has provided or made available to TCM all material environmental reports, assessments, audits, studies, investigations, data and other material written environmental information in its custody, possession or control concerning the Company, its subsidiaries, the Assets or the Company Real Property.
      (f) Neither the Company nor any of its subsidiaries has contractually, or to the knowledge of the Company, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any Environmental Liabilities of any predecessors or any other person.
      Section 3.16     Brokers. Except for those fees and expenses payable to the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to TCM a complete and correct copy of all agreements between the Company and the Company Financial Advisor, pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.
      Section 3.17     Material Contracts. All of the material contracts that are required to be described in the Company SEC Reports or required to be filed as exhibits thereto have been described or filed as required. The Company is not, and to the knowledge of the Company the other parties thereto are not, in violation of, or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any such contract, except for violations or defaults that individually or in the aggregate have not and could not reasonably be expected to have a Company Material Adverse Effect.
      Section 3.18     Title to Properties; Absence of Encumbrances. The Company has title to, or leasehold interests in, its properties sufficient to operate such properties and to conduct its business in the ordinary course, except (i) for those securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA), (ii) as listed in Section 3.18 of the Company Disclosure Letter, (iii) such imperfections in title, liens and easements as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair business operations involving such properties, and (iv) Encumbrances securing debt that is reflected in the most recent financial statements contained in the Company SEC Reports (each of the Encumbrances set forth in (i) through (iv), a “Permitted Encumbrance”) that individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries have all patents, trademarks, trade names, service marks, copyrights, know-how, processes and all agreements and other rights necessary to carry on their business in substantially the same manner as now conducted. The patents, trademarks and copyrights owned by the Company are valid and enforceable and to the knowledge of the Company do not infringe on the rights of any persons.
      Section 3.19     Insurance. The Company and its subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the assets and properties of the Company and its subsidiaries and customary in the Company’s industry, except where the failure to maintain any such policy has not had and could not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, except as individually or in the aggregate have not had and could not reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 3.19 of the Company Disclosure Letter, all such policies are in full force and effect, all premiums due and payable thereon have been paid or accrued, and no notice of cancellation or termination has been received by the Company with respect to any such policy.
      Section 3.20     Tax Matters. None of the Company, any of its subsidiaries or any of their respective affiliates, directors, officers, employees or agents has taken, or agreed or failed to take, any action that to their knowledge would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any of their respective affiliates, directors, officers, employees or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization with the meaning of Section 368(a) of the Code.
      Section 3.21     Vote Required. The affirmative vote of the holders of (x) a majority of each class of the then outstanding shares of Company Preferred Stock, each voting separately as a single class, and (y) a majority of the outstanding shares of Company Common Stock entitled to vote on the Merger is the only vote of the holders of any class or series of the Company Capital Stock necessary to approve or adopt this Agreement, the Merger or the consummation of the other transactions contemplated hereby (the “Company Stockholders’ Vote Condition”). For purposes of the Company Stockholders’ Vote Condition, each outstanding share of Company Common Stock and each outstanding share of Company Preferred Stock is entitled to one vote.

      Section 3.22     State Takeover Statutes. The approval of this Agreement, the Merger and the Ancillary Agreements and the transactions contemplated hereby and thereby by the Company Board referred to in Section 3.04(b) constitutes approval of this Agreement, the Merger and the Ancillary Agreements and the transactions contemplated hereby and thereby for purposes of Section 14-2-1132 of Georgia Law and represents the only action necessary to ensure that Section 14-2-1132 of Georgia Law does not and will not apply to the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the Merger or the other transactions contemplated hereby (other than the Spin-off) or thereby. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company has no shareholder rights or “poison pill” that would be applicable to the Merger, this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.
      Section 3.23     Fairness Opinion. The Company has received the written opinion of the Company Financial Advisor, in customary form and based on customary assumptions, to the effect that the Common Stock Exchange Ratio is fair to the holders of the Company Common Stock (other than J. Mack Robinson and other affiliated stockholders of the Company). The Company has delivered to TCM a true, correct and complete copy of such opinion. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion (and, subject to prior review and consent by the Company Financial Advisor, a reference thereto) in the Company Proxy Statement.
      Section 3.24     No Other Representations and Warranties.
      (a) Except for (i) the representations and warranties contained in Article IV, (ii) in connection with any information supplied by TCM for inclusion in the Form S-4 and (iii) the representations and warranties contained in the Gray Side Letter, the Company acknowledges that neither TCM nor any other person makes any express or implied representation or warranty with respect to TCM or its subsidiaries, the business of TCM and its subsidiaries or otherwise or with respect to any other information provided to the Company, whether on behalf of TCM or such other persons, including the success or profitability of the ownership, use or operation of the business of TCM and its subsidiaries Business after the Closing.
      (b) In connection with the Company’s investigation of the Assets and the business of TCM and its subsidiaries, the Company may have received or may receive from or on behalf of TCM or its subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. The Company acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, and that the Company, in the absence of fraud, or except as provided in the next sentence, shall have no claim against TCM or any of its subsidiaries or any other person acting on their behalf with respect thereto whether before or after the execution and delivery of this Agreement or the Closing Date. Accordingly, neither TCM nor its subsidiaries make any representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans, except that TCM and its subsidiaries had a reasonable basis to make such estimates, projections, forward-looking statements and other forecasts and plans. Notwithstanding the preceding sentence, nothing in this Section 3.24(b) shall be construed to limit the representations and warranties of the Company set forth in Sections 3.06, 3.07, 3.09, 3.10 and 3.18.
ARTICLE IV.
Representations and Warranties of TCM
      TCM and Merger Sub represent and warrant to the Company, subject to such qualifications and exceptions as are disclosed in writing in the applicable parts of the disclosure letter delivered by TCM to the Company concurrently herewith (the “TCM Disclosure Letter”). The TCM Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is specifically indicated in such paragraph.
      Section 4.01     Organization and Qualification. Each of TCM and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of TCM and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not result in a material adverse effect on the business, operations, condition (financial or otherwise), assets, properties (including intangible properties) or liabilities of TCM and its subsidiaries, taken as a whole. Other than Merger Sub and TCM’s subsidiaries listed in Section 4.01 of the TCM Disclosure Letter, neither TCM, Merger Sub nor its respective subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated.
      Section 4.02     Organizational Documents. TCM has heretofore furnished to the Company a complete and correct copy of its organizational documents and the organizational documents of Merger Sub, each as amended to date. Such organizational documents are in full force and effect. Neither TCM nor Merger Sub is in violation of any of the provisions of its organizational documents.
      Section 4.03     Capitalization. The authorized capital stock of the TCM consists of (i) 25,000,000 shares of TCM Common Stock, and (ii) 150,000 shares of TCM Preferred Stock of TCM, of which 50,000 shares have been designated as TCM Series A Preferred Stock and 20,000 shares have been designated as TCM Series B Preferred Stock. As of the date hereof, (i) 100 shares of TCM Common Stock are issued and outstanding, (ii) no share of TCM Common Stock is held in the treasury of TCM, and (iii) no share of TCM Preferred Stock is issued and outstanding. As of the date hereof, there are no other shares of TCM Capital Stock issued and outstanding or reserved for future issuance. All of the issued and outstanding shares of TCM Capital Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. None of the issued and outstanding shares of TCM Capital Stock has been issued in violation of any applicable federal or state Law or any preemptive rights or rights to subscribe for or purchase securities. There are no options, warrants, calls or preemptive rights relating to the issued or unissued capital stock of TCM or any of its subsidiaries or obligating TCM or any of its subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, any shares of capital stock of, or any securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of, TCM or any of its subsidiaries. Neither TCM nor any of its subsidiaries has issued and outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of TCM or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of TCM Capital Stock or capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in TCM, any subsidiary or any other entity, other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. There are no voting trusts, proxies or other agreements or understandings with respect to any TCM Capital Stock to which TCM or, to the knowledge of TCM, any other person is a party or by which TCM or any such other person is bound. All of the outstanding shares of capital stock of each of TCM’s subsidiaries are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, and all such shares are owned of record and beneficially by TCM or another subsidiary free and clear of any and all Encumbrances.
      Section 4.04     Issuance of Merger Consideration. The issuance of the TCM Common Stock pursuant to the Merger has been duly authorized by all necessary corporate action and, when issued in accordance with the terms of this Agreement and the instruments pursuant to which they are issuable, such shares of TCM Common Stock will be duly authorized and validly issued, fully paid and non-assessable.

      Section 4.05     Authority Relative to this Agreement.
      (a) Each of TCM and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and (subject to the receipt of the consents described in Section 4.06(b) hereof) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by TCM and Merger Sub, and the consummation by TCM and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of TCM and Merger Sub, as the case may be, and no other corporate proceedings on the part of TCM or Merger Sub are necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the transactions so contemplated. This Agreement has been, and the Ancillary Agreements will be, duly and validly executed and delivered by TCM and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by each of the other parties hereto and thereto, constitutes, or, in the case of the Ancillary Agreements, will constitute, legal, valid and binding obligations of TCM and Merger Sub, enforceable against TCM and Merger Sub in accordance with their respective terms.
      (b) The board of directors of Merger Sub (i) has declared that this Agreement, the Merger, the Ancillary Agreements to which it is party and the other transactions contemplated hereby and thereby are advisable and in the best interests of its stockholder and (ii) has authorized, approved and adopted this Agreement, the Ancillary Agreements to which it is party, the Merger and the other transactions contemplated hereby and thereby.
      (c) The TCM Special Committee and the TCM Board (i) have unanimously declared that this Agreement, the Merger, the Ancillary Agreements and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the stockholder of TCM and (ii) have unanimously authorized, approved and adopted this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby.
      (d) The sole stockholder of TCM and the sole stockholder of Merger Sub have authorized, approved and adopted this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby.
      Section 4.06     No Conflict; Required Filings and Consents.
      (a) The execution and delivery of this Agreement and the Ancillary Agreements by TCM and Merger Sub do not, and the performance of this Agreement and the Ancillary Agreements by TCM and Merger Sub and the consummation by TCM and Merger Sub of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the organizational documents of TCM or Merger Sub, (ii) conflict with or violate any Law applicable to TCM or Merger Sub or by which any of their respective properties is bound or affected or (iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair TCM’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the material properties or assets of TCM or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which TCM or Merger Sub is a party or by which TCM or Merger Sub or any of their respective properties is bound or affected except, in the case of clauses (ii) and (iii), for such conflicts, breaches, violations, defaults, impairments or alterations that would not prevent or delay consummation of the Merger, or otherwise prevent or delay TCM or Merger Sub from performing its obligations under this Agreement.
      (b) Except as set forth in Section 4.06(b) of the TCM Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Agreements by TCM and Merger Sub do not, and the performance of this Agreement and the Ancillary Agreements by TCM and Merger Sub and the consummation by

TCM and Merger Sub of the transactions contemplated hereby and thereby will not, require any waiver, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party, except (i) for applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations of Nasdaq, (ii) for the filing of the Articles of Merger as required by Georgia Law, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay TCM or Merger Sub from performing its obligations under this Agreement.
      Section 4.07     Financial Statements. TCM has heretofore furnished to the Company complete and correct copies of (i) the unaudited consolidated balance sheet of TCM as of June 30, 2005 and the related consolidated statements of income and cash flows for the three months then ended (the “TCM Interim Financial Statements”), certified by the principal financial and accounting officer of TCM as being in accordance with GAAP, and (ii) the audited consolidated balance sheets of the Company as of December 31, 2004 and December 31, 2003 and the related consolidated statements of income and cash flows for three years ended December 31, 2004, accompanied by the report of TCM’s independent public accountants thereon (the “TCM Audited Financial Statements” and, together with the TCM Interim Financial Statements, the “TCM Financial Statements”). Each of the TCM Financial Statements (including, in each case, the related notes thereto) was prepared in accordance with the books and records of TCM and its subsidiaries and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), and each fairly presents the consolidated financial position of TCM and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated consistent with the books and records of TCM, except that the TCM Interim Financial Statements are subject to normal and recurring year-end adjustments which will not be material in amount and such TCM Interim Financial Statements may not contain all notes required by GAAP. The books and records of TCM are complete and correct in all material respects.
      Section 4.08     Registration Statement. The registration statement on Form S-4 pursuant to which the TCM Common Stock to be issued in the Merger will be registered with the SEC (including any amendment or supplement thereto) will comply in all material respects with the Securities Act. The Form S-4 shall not, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that TCM makes no representation or warranty as to any of the information supplied by or on behalf of the Company specifically for inclusion in the Form S-4.
      Section 4.09     Compliance, Permits.
      (a) Each of TCM and its subsidiaries, and each of its and its subsidiaries’ properties and operations, are in compliance with all Laws, applicable to TCM or any of its subsidiaries or by which any of its or any of its subsidiaries’ properties or operations is bound or affected, except where any such non-compliance would not have a TCM Material Adverse Effect. Neither TCM nor any of its subsidiaries has received any notice or other communication (whether written or oral) from any Governmental Entity regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any Law, except where any such violation or failure to comply would not have a TCM Material Adverse Effect.
      (b) Each of TCM and its subsidiaries possesses all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations from Governmental Entities necessary to enable it to continue to own, lease, operate and use its assets and properties and conduct its business as presently conducted, including all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations required under applicable Environmental Laws (collectively, the “TCM Permits”), except where the failure to possess any of the foregoing would not have a TCM Material Adverse Effect. All of the TCM Permits are valid and in full force and effect, except where any such invalidity would not have a TCM Material Adverse Effect, and there is no proceeding pending to revoke, cancel, rescind, refuse to renew in the ordinary course or modify any of the TCM Permits. Each of TCM and its subsidiaries is in compliance with the terms and conditions of the TCM Permits and with all material requirements, standards and procedures of the Governmental Entities that issued them, and with any limitation or, to the knowledge of TCM, proposed limitation on any TCM Permit, except where such non-compliance would not have a TCM Material Adverse Effect, and TCM has no reasonable basis to believe that the business will not remain capable of continued operation consistent with past practice and in compliance with the terms and conditions of the TCM Permits following consummation of the transactions contemplated by this Agreement.
      Section 4.10     Absence of Certain Changes or Events. Except as set forth in Section 4.10 of the TCM Disclosure Letter, since December 31, 2004, each of TCM and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not been: (i) any TCM Material Adverse Effect; (ii) any damage to, destruction or loss of any material assets of TCM or any of its subsidiaries (whether or not covered by insurance); (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the TCM Capital Stock or any repurchase, redemption or other acquisition by TCM or any of its subsidiaries of any TCM Capital Stock; or (iv) any change in accounting methods, principles or practices by TCM affecting the consolidated assets, liabilities, results of operations or business of TCM, except insofar as have been required by a change in GAAP.
      Section 4.11     No Undisclosed Liabilities. At June 30, 2005, TCM and each of its subsidiaries did not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than those that would be required to be and were reflected on a balance sheet prepared in accordance with GAAP or for which adequate reserves are reflected in TCM’s financial statements. Since June 30, 2005, except (i) as and to the extent accrued on the June 30, 2005 balance sheet, (ii) as set forth in Section 4.11 of the TCM Disclosure Letter, (iii) for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement and (iv) where any liability, individually or in the aggregate, would not have a TCM Material Adverse Effect, TCM and each of its subsidiaries does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) other than liabilities and obligations under this Agreement or incurred in connection with the transactions contemplated by this Agreement.
      Section 4.12     Litigation. Except as disclosed in Section 4.12 of the TCM Disclosure Letter, there is no claim, suit, action or proceeding pending or, to the knowledge of TCM, threatened against TCM or any of its subsidiaries that individually or in the aggregate has had or could reasonably be expected to have a TCM Material Adverse Effect, or which questions or challenges the validity of this Agreement, the transactions contemplated by this Agreement or any action taken or to be taken by TCM or which attempts to restrain, enjoin or prohibit the transactions contemplated by this Agreement. Except as disclosed in the TCM Disclosure Letter, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TCM or any of its subsidiaries which individually or in the aggregate has had or could reasonably be expected to have a TCM Material Adverse Effect.
      Section 4.13     Employees; Labor Matters.
      (a) No employee or former employee of TCM or any of its subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation).
      (b) There are no labor disputes, including, without limitation, charges of unfair labor practices within the meaning of the National Labor Relations Act, pending or, to the knowledge of TCM, threatened against TCM or any of its subsidiaries by any of its employees. Neither TCM nor any of its subsidiaries, within the past five years, has or is knowingly engaged in any unfair labor practices within the meaning of the National Labor Relations Act, except where such actions would not have a TCM Material Adverse Effect. Neither TCM nor any of its subsidiaries is presently a party to, or is bound by, any collective bargaining agreement or union contract with respect to any persons employed by TCM or any of its subsidiaries, and no collective bargaining agreement is being negotiated by TCM or any of its subsidiaries. To the knowledge of TCM, no organizing activities are presently being made or are threatened by or on behalf of any labor union with respect to any employees of TCM or any of its subsidiaries. TCM has no knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of TCM or any of its subsidiaries, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three years. Each of TCM and its subsidiaries is in compliance with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours and the Worker Adjustment and Retraining Notification Act, except where such non-compliance would not have a TCM Material Adverse Effect. There has been no harassment, discrimination, retaliatory act or similar claim against any officer, director or employee of TCM or any of its subsidiaries at any time during the past three years, except where any such action would not have a TCM Material Adverse Effect.
      Section 4.14     Taxes.
      (a) Each of TCM and its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which TCM or any of its subsidiaries is a member, have timely filed all United States federal income Tax Returns and all other Tax Returns required to be filed by them or any of them (taking into account applicable extensions), and have timely paid and discharged all material Taxes required to be paid (whether or not shown on such Tax Returns), other than Taxes the payment of which is being contested in good faith by appropriate proceedings. The most recent TCM Financial Statements reflect, with respect to any liability for Taxes of TCM and its subsidiaries for any years ended on or before the date of such TCM Financial Statements and either not finally determined or with respect to which the applicable statute of limitations has not expired, an adequate reserve to satisfy any assessment for such Taxes for such years. All federal income Tax Returns and all other Tax Returns filed by or with respect to each of TCM and its subsidiaries with respect to Taxes are true and correct in all material respects. Copies of all federal, state and foreign income Tax Returns of or with respect to TCM and its subsidiaries for the three years preceding the Closing Date that are true, complete and correct in all material respects have been previously provided or made available to the Company. Neither the IRS nor any other taxing authority or agency is now asserting or, to TCM’s knowledge, threatening to assert against TCM or any of its subsidiaries any deficiency or claim for material additional Taxes which have not been paid. There are no requests for information from the IRS or any other taxing authority or agency currently outstanding with respect to Taxes of or with respect to TCM or any of its subsidiaries. There are no pending audits of TCM or any of its subsidiaries by any taxing authority nor, to TCM’s knowledge, are any proceedings (whether administrative or judicial) currently being conducted with respect to any issues relating to Taxes. No Tax claim has become a lien on any assets of TCM or any of its subsidiaries. Neither TCM nor any of its subsidiaries is required to include in income (i) any material items in respect of any change in accounting methods or (ii) any gain with respect to installment sales.
      (b) (i) Neither TCM nor any of its subsidiaries has any liability for any accumulated earnings tax or personal holding company tax; (ii) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to TCM or any of its subsidiaries that remain in effect; (iii) there are no Tax rulings or closing agreements relating to TCM or any of its subsidiaries that would affect its or any of their liability for Taxes for any period after the Effective Time; and (iv) neither TCM nor any of its subsidiaries has any liability for Taxes of any person (other than TCM and its subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar state, local or foreign provision.
      (c) Neither TCM nor any of its subsidiaries is a party to any agreement (written or oral), except for the Tax Sharing Agreement, providing for the allocation or sharing of, or indemnification from, Taxes with any party other than TCM and/or one or more of its subsidiaries.
      (d) Each of TCM and its subsidiaries has withheld from each payment made to any of its past or present employees, officers or directors, or any other person, the amount of all material Taxes and other deductions required to be withheld therefrom and paid the same to the proper taxing authorities within the time required by Law.

      (e) TCM is not, nor was it any time during the five-year period ending on the date on which the Effective Time occurs, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.
      (f) Neither TCM nor any of its subsidiaries has any excess loss accounts or deferred intercompany gain.
      Section 4.15     Environmental Matters.
      (a) All of the current and past operations of TCM, its subsidiaries and the Assets, including any operations at or from any real property presently owned, used, leased, occupied, managed or operated by TCM or any of its subsidiaries (the “TCM Real Property”), comply and have at all times during TCM’s ownership, use or operation thereof complied in all material respects with all applicable Environmental Laws. Neither TCM nor any of its subsidiaries, or, to the knowledge of TCM, any other person, has engaged in, authorized, allowed or suffered any operations or activities upon any of TCM Real Property for the purpose of or in any way involving the handling, manufacture, treatment, processing, storage, use, generation, release, discharge, emission, dumping or disposal of any Hazardous Substances at, on or under TCM Real Property, except in compliance with all applicable Environmental Laws.
      (b) Neither the Assets nor TCM Real Property contain any Hazardous Substances in, on, over, under or at it in concentrations which would presently violate Environmental Laws or impose liability or obligations on the present or former owner, manager, or operator of TCM Real Property under the Environmental Laws for any investigation, corrective action, remediation or monitoring of Hazardous Substances in, on, over, under or at TCM Real Property. None of TCM Real Property is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or any similar inventory of sites requiring investigation or remediation maintained by any state. Neither TCM nor any of its subsidiaries has received any notice, whether oral or written, from any Governmental Entity or other person of any actual or threatened Environmental Liabilities with respect to TCM, its subsidiaries, TCM Real Property or the Assets or the conduct of the business of TCM or any of its subsidiaries.
      (c) There are no underground storage tanks, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde, or other Hazardous Substances (other than small quantities of Hazardous Substances stored and maintained in accordance and compliance with all applicable Environmental Laws for use in the ordinary course of business of TCM and its subsidiaries) in, on, over, under or at any presently owned, managed or operated TCM Real Property.
      (d) To the knowledge of TCM, there are no conditions existing at any TCM Real Property or with respect to the Assets, that require, or which with the giving of notice or the passage of time or both may require remedial or corrective action, removal or closure pursuant to the Environmental Laws.
      (e) TCM has provided to the Company all material environmental reports, assessments, audits, studies, investigations, data and other material written environmental information in its custody, possession or control concerning TCM, its subsidiaries, the Assets or TCM Real Property.
      (f) Neither TCM nor any of its subsidiaries has contractually, or to the knowledge of TCM, by operation of law, by the Environmental Laws, by common law or otherwise assumed or succeeded to any Environmental Liabilities of any predecessors or any other person.
      Section 4.16     Brokers. No broker, finder or investment banker, other than the TCM Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TCM or Merger Sub. TCM has heretofore furnished to the Company a complete and correct copy of all agreements between TCM and the TCM Financial Advisor, pursuant to which such firm would be entitled to any payment relating to the transactions contemplated by this Agreement.
      Section 4.17     Material Contracts. Section 4.17 of the TCM Disclosure Letter contains a true, complete and correct list of each of the following contracts (or, in the case of oral contracts, summaries thereof) to which TCM or any of its subsidiaries is a party or by which TCM or any of its subsidiaries, or any of TCM’s or its subsidiaries’ assets or properties, is bound or subject (collectively, the “TCM Material Contracts”):

(a) any agreement or series of related agreements requiring aggregate payments by or to the Company or any of its subsidiaries of more than $100,000;

(b) any agreement with or for the benefit of any current or former officer or director, holder of any security, employee or consultant of TCM or any of its subsidiaries under which TCM or any of its subsidiaries has any obligations as of the date hereof and that (i) involves an obligation of TCM or any of its subsidiaries to make payments exceeding $100,000 in any year, (ii) contains non-competition provisions imposing restrictions on TCM or an executive officer or key employee of TCM, or (iii) involves any severance or termination payments or other similar obligation;

(c) any agreement with any labor union or association representing any employee of TCM or any of its subsidiaries;

(d) any agreement for the purchase of any materials, supplies, equipment, merchandise or services that contains an escalation clause or that obligates TCM or any of its subsidiaries to purchase all or substantially all of its requirements of a particular product or service from a supplier or to make periodic minimum purchases of a particular product or service from a supplier, that is not terminable on not more than 30 days’ notice (without penalty or premium) and that involves future payments by TCM of more than $100,000;

(e) any agreement for the sale of any of the assets, properties or securities of TCM or any of its subsidiaries (other than in the ordinary course of business) or for the grant to any person of any option, right of first refusal or preferential or similar right to purchase any such assets, properties or securities;

(f) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $150,000;

(g) any agreement with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

(h) any agreement relating to the acquisition by TCM or any of its subsidiaries of any operating business or the capital stock of any other person;

(i) any agreement requiring the payment to any person of a brokerage or sale commission or a finder’s or referral fee (other than arrangements to pay commissions or fees to employees or agents in the ordinary course of business or as set forth in Section 4.09 of this Agreement);

(j) any agreement, note or other document relating to or evidencing outstanding indebtedness of TCM or any of its subsidiaries for borrowed money (including capitalized lease obligations) in excess of $100,000;

(k) any lease, sublease or other agreement under which TCM or any of its subsidiaries is lessor or lessee of any real property or equipment or other tangible property that involves the future payment by the Company of more than $100,000;

(l) any agreement with a change of control provision or otherwise requiring any consent, approval, waiver or other action by any person in connection with the Spin-off or the Merger;

(m) any phantom stock plan or bonus, incentive or similar agreement, arrangement or understanding;

(n) any agreement involving the assignment, transfer, license (whether as licensee or licensor), pledge or Encumbrance of intellectual property of TCM or any of its subsidiaries;

(o) any distribution or sales representative agreement or agreement appointing any agent;

(p) any other material agreement whether or not made in the ordinary course of business; and

(q) any agreement that would be required to be filed as an exhibit to a periodic report if TCM was required to filed reports under the Exchange Act.
      True and complete copies of all written TCM Material Contracts and true and complete summaries of all oral TCM Material Contracts (and all amendments, waivers or other modifications thereto) have been furnished to the Company. Each Material Contract is valid, subsisting, in full force and effect and binding upon TCM or any of its subsidiaries that is party thereto and, to the knowledge of TCM, the other parties thereto in accordance with its terms. Neither TCM nor any of its subsidiaries is in default (and no condition exists that, with notice or lapse of time or both, would constitute a default by TCM or such subsidiary) under any Material Contract, which default would give the other party the right to terminate or modify such Material Contract or would accelerate any obligation or payment by TCM, nor, to the knowledge of TCM, is any other party to any Material Contract in default thereunder (or does any condition exist that, with notice or lapse of time or both, would constitute a default by any such party). None of the TCM Material Contracts is currently being renegotiated, and the validity, effectiveness and continuation of each of the TCM Material Contracts will not be materially adversely affected by the transactions contemplated by this Agreement, except as otherwise listed on Section 4.17 of the TCM Disclosure Letter. To the knowledge of TCM, no party to any of the TCM Material Contracts has made, asserted or has any defense, setoff or counterclaim under its Material Contract or has exercised any option granted to it to cancel, terminate or shorten the term of its Material Contract.
      Section 4.18     Title to Properties; Absence of Encumbrances. TCM has, or at the Effective Time, TCM will have title to, or leasehold interests in, its properties sufficient to operate such properties and to conduct its business in the ordinary course, except (i) for those securing Taxes, assessments and other governmental charges or levies not yet due and payable (excluding any imposed pursuant to any of the provisions of ERISA), (ii) as listed in Section 4.18 of the TCM Disclosure Letter, (iii) such imperfections in title, liens and easements as do not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair business operations involving such properties, and (iv) Encumbrances securing debt that is reflected in the TCM Financial Statements that individually or in the aggregate have not had and could not reasonably be expected to have a material adverse effect on TCM. Except as set forth in Section 4.18 of the TCM Disclosure Letter, TCM and its subsidiaries have all patents, trademarks, trade names, service marks, copyrights, know-how, processes and all agreements and other rights necessary to carry on their business in substantially the same manner as now conducted. The patents, trademarks and copyrights owned or licensed by TCM are valid and enforceable and to the knowledge of TCM do not infringe on the rights of any persons.
      Section 4.19     Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
      Section 4.20     Tax Matters. None of TCM, any of its subsidiaries or any of their respective affiliates, directors, officers, employees or agents has taken, or agreed or failed to take, any action that to their knowledge would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. None of TCM, any of its subsidiaries or, to the knowledge of TCM, any of their respective affiliates, directors, officers, employees or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization with the meaning of Section 368(a) of the Code.
      Section 4.21     Employee Benefits. Each “employee benefit plan” within the meaning of Section 3(3) of ERISA adopted and maintained by TCM as of the Closing Date in accordance with Section 5.13 of this Agreement will, as of the Closing Date, comply in all material respects in form and operation with the requirements of applicable Laws and TCM will take all corporate actions necessary to adopt such plans and comply with applicable Laws. Except as required by applicable Laws, TCM will have no liability for any liabilities arising under any employee benefit plan currently, formerly, or in the future maintained by Gray. No such “employee benefit plan” shall be subject to Title IV of ERISA and no such “employee benefit plan” shall provide for medical or other welfare benefits for former employees (other than as required under Section 4980B of the Code or Part 6 of Title I of ERISA). Each such “employee benefit plan” has received or will apply for a favorable determination letter from the Internal Revenue Service (which may be the favorable opinion letter of the master and prototype or volume submitter plan sponsor of such plan).
      Section 4.22     Fairness Opinions. The special committee of the Board of Directors of TCM and the Board of Directors of TCM have received the opinion of Houlihan Lokey Howard & Zukin Capital, Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth in such opinion, the Merger Consideration to be paid to the Company’s shareholders is fair, from a financial point of view, to TCM. TCM has delivered to the Company true, correct and complete copies of such opinion. TCM has been authorized by Houlihan Lokey Howard & Zukin Capital, Inc. to permit the inclusion of the such opinion (subject to prior review and consent by Houlihan Lokey Howard & Zukin Capital, Inc.) in the Form S-4.
      Section 4.23     No Other Representations and Warranties.
      (a) Except for (i) the representations and warranties contained in Article III and (ii) in connection with any information supplied by the Company for inclusion in the Form S-4, TCM acknowledges that neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its subsidiaries, the business of the Company and its subsidiaries or otherwise or with respect to any other information provided to TCM, whether on behalf of the Company or such other persons, including the success or profitability of the ownership, use or operation of the business of the Company and its subsidiaries after the Closing.
      (b) In connection with TCM’s investigation of the Assets and the business of the Company and its subsidiaries, TCM may have received or may receive from or on behalf of the Company or its subsidiaries certain projections or forward-looking statements, including projected statements of operating revenues and income from operations. TCM acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that TCM is familiar with such uncertainties, that TCM is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, and that TCM, in the absence of fraud, or except as provided in the next sentence, shall have no claim against the Company or any of its subsidiaries or any other person acting on their behalf with respect thereto whether before or after the execution and delivery of this Agreement or the Closing Date. Accordingly, neither the Company nor its subsidiaries make any representation or warranty with respect to such estimates, projections, forward-looking statements and other forecasts and plans, except that the Company and its subsidiaries had a reasonable basis to make such estimates, projections, forward-looking statements and other forecasts and plans. Notwithstanding the foregoing, nothing in this Section 4.23(b) shall be construed to limit the representations and warranties of TCM contained in Sections 4.07, 4.08, 4.10, 4.11 and 4.18.
ARTICLE V.
Covenants
      Section 5.01     Conduct of Business by the Company. Except as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company covenants and agrees that, unless TCM shall otherwise agree in writing and unless otherwise expressly permitted hereunder, the Company and its subsidiaries shall use their commercially reasonable efforts to conduct their respective businesses, and the Company and its subsidiaries shall not take any action except, in the ordinary course of business and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve satisfactory relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Letter or except as shall be mutually agreed in writing by the parties, during the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not and shall cause its subsidiaries not to, directly or indirectly, do or propose to do any of the following without the prior written consent of TCM (which consent shall not be unreasonably withheld or delayed), unless otherwise expressly permitted under this Agreement:

(a) amend or otherwise change the Company Articles of Incorporation or Company By-Laws or any of the Company’s subsidiaries’ equivalent organizational documents;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options (including, without limitation, any Options), warrants, convertible or exchangeable securities, or other rights of any kind to acquire any shares of Company Capital Stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries or affiliates except (A) pursuant to the terms of Options that are outstanding as of the date of this Agreement, (B) upon conversion of the Company Preferred Stock outstanding as of the date of this Agreement and (C) new Options for the exercise of up to an aggregate of 150,000 shares of Company Common Stock;

(c) sell, lease, license, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except (i) dispositions in the ordinary course of business and in a manner consistent with past practice and that, in the aggregate, are not material in amount and (ii) dispositions of obsolete or worthless assets);

(d) (i) amend or change the period (or permit any acceleration, amendment or change) of exercisability of any Options or (ii) authorize cash payments in exchange for any such Options (except for Options that are subject to agreements existing on the date hereof that provide for mandatory acceleration of vesting as a result of the Merger and that have not been waived);

(e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

(f) sell, transfer, license, sublicense or otherwise dispose of, or allow any rights to lapse with respect to, any intellectual property other than in the ordinary course of business or amend or modify any existing agreements with respect to any intellectual property, other than in the ordinary course of business, in each case so long as such action does not involve material intellectual property;

(g) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any Indebtedness for Borrowed Money or other obligation or liability of any kind (other than accounts payable incurred in the ordinary course of business), or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances to any person, that exceed an aggregate of $5,000,000; (iii) enter into or amend any contract or agreement other than in the ordinary course of business; (iv) authorize or make any capital expenditures or purchase of fixed assets that, quarterly, exceed, $150,000 or, in the aggregate, exceed $250,000; (v) terminate any Material Contract or amend any of its material terms (other than amendments designed to remedy defaults thereunder); or (vi) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.01(g);

(h) except as required by applicable Law or the terms of an agreement existing on the date hereof, increase the compensation, bonus or other benefits payable or to become payable to any of the Company’s or its subsidiaries’ officers, directors or employees, grant any severance or termination pay or rights to, or enter into any employment or severance agreement with, any of the Company’s or its subsidiaries’ officers, directors or employees, increase any benefits payable under existing severance or termination pay policies or employment agreements or establish, adopt, enter into or, except as required by law, terminate or amend, any Company Plan, except, in each case, for general increases, grants or agreements for non-executive employees in the ordinary course of business and in a manner consistent with past practice;

(i) take any action, other than in the ordinary course of business and in a manner consistent with past practice as required by changes in GAAP, to change accounting policies, principles, methods or practices (including, without limitation, procedures with respect to reserves, revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable);

(j) make any Tax election inconsistent with past practice or settle or compromise any Tax liability, in excess of the amount accrued in the most recent financial statements contained in the Company SEC Reports;

(k) (i) commence, pay, discharge, settle or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the most recent financial statements contained in the Company SEC Reports or incurred in the ordinary course of business and consistent with past practice or (ii) waive any material benefits of any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

(l) permit any material increase in the number of employees employed by the Company or any of its subsidiaries on the date hereof;

(m) terminate or fail to renew any material Company Permit;

(n) enter into any collective bargaining agreement or union contract with any labor organization or union;

(o) except in the ordinary course of business and in a manner consistent with past practice, accelerate or defer any material obligation or payment by or to the Company; or

(p) take or fail to take, or agree in writing or otherwise to take or fail to take, any of the actions described in Section 5.01(a) through (o) above, or that would result in any of the conditions to the Merger set forth in this Agreement not being satisfied.
      Section 5.02     Form S-4; Company Stockholder Approval.
      (a) Each of TCM and the Company shall cooperate and as promptly as practicable prepare, and TCM shall file with the SEC, a registration statement on Form S-4 (or other appropriate form) for the purpose of registering under the Securities Act TCM Common Stock issuable in the Merger (including any amendment or supplements thereto, the “Form S-4”). The Form S-4 shall contain a prospectus relating to such issuance and the issuance of the TCM Common Stock in the Spin-off and the Company Proxy Statement with respect to the Company Stockholders’ Meeting. Each of TCM and the Company shall use their respective reasonable best efforts to have the S-4 cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Spin-off and the Merger and any other transactions contemplated thereby. TCM and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments or communications regarding the Form S-4 received from the SEC. TCM and the Company shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing the same with the SEC, and such parties will provide promptly each other with a copy of all such filings made with the SEC.
      (b) Each of TCM and the Company covenant that the portions of the Form S-4 concerning itself, its subsidiaries, management, financial statements, business and the holders of its capital stock (and in the case of the Company, the special meeting of the shareholders of the Company) shall comply in all material respects as to form with the provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder. Each of TCM and the Company shall furnish all information concerning itself, its subsidiaries, management, financial statements, business and the holders of its capital stock and shall take all such other action as may be reasonably requested in connection with the Form S-4. If at any time prior to the Effective Time, either party determines that the Form S-4 contains or is informed by the other party that the information supplied by it for inclusion in the Form S-4 contains an untrue statement of a material fact or omits to state a material fact required to be stated therein in order to make the statements therein in light of the circumstances under which they were made not misleading, TCM and the Company shall promptly prepare and TCM shall file an amendment or supplement to the Form S-4 to correct the untrue statement or omission and take all other appropriate action in respect thereof. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the TCM Common Stock issuable in connection with the merger or saleable in any jurisdiction or any request by the SEC for amendment of the Form S-4.
      (c) The Company shall, in accordance with Georgia Law and the Company Articles of Incorporation and Company By-Laws, hold a special meeting of the stockholders of the Company (after having duly called and given notice of such meeting) (the “Company Stockholders’ Meeting”), as promptly as practicable after the execution of this Agreement, to consider and vote upon the approval and adoption of the Company Stockholder’s Action. Subject to Section 5.03(c), the Company Special Committee and the Company Board shall recommend the approval and adoption of the Company Stockholders’ Action by the stockholders of the Company and shall include such recommendation in the Company Proxy Statement. Subject to Section 5.03(c), the Company shall take all lawful action to solicit from the stockholders of the Company proxies (in compliance with this Section 5.02(b)) in favor of the approval and adoption of the Company Stockholders’ Action and to secure the vote of the stockholders of the Company required by Georgia Law and the Company Articles of Incorporation and Company By-Laws to approve and adopt the Company Stockholders’ Action in accordance with the Company Stockholders’ Vote Condition. As promptly as practicable after the Company Proxy Statement contained in the Form S-4 has been cleared by the SEC, the Company shall mail the proxy statement/ prospectus/ information statement contained in the Form S-4 to the Company Stockholders as of the record date for the Company Stockholders’ Meeting.
      (d) Each party shall advise the other parties hereto promptly of the happening of any event which makes untrue any statement of a material fact contained in the Form S-4 or the Company Proxy Statement, as applicable.
      (e) The Company shall take all actions necessary to comply with Article 13 of Georgia Law.
      Section 5.03     Exclusivity; Superior Proposal.
      (a) From the date hereof until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, the Company and its subsidiaries will not, and the Company and its subsidiaries will not permit or cause any of their respective officers, directors, employees, investment bankers, attorneys, affiliates, accountants and other agents (collectively, the “Company Representatives”) to, directly or indirectly: (i) initiate, solicit, seek, encourage knowingly, entertain, support or take any action to facilitate any inquiries or the making of any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below); (ii) engage in negotiations or discussions with, or provide any non-public information or data concerning the Company to, any person (other than TCM, Merger Sub and any of their affiliates or representatives) relating to any Takeover Proposal, whether made before or after the date of this Agreement or (iii) subject to Section 5.03(c), enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any Takeover

Proposal; provided, however, that the Company may, in response to an unsolicited bona fide written Takeover Proposal by any person, provide such non-public information or data or engage in negotiations or discussion with such person, if, prior to taking such actions: (i) the proposal did not result from a breach of this Section 5.03(a), (ii) the Company Special Committee determines in good faith, after consultation with legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, (iii) the Company Special Committee determines in good faith that such Takeover Proposal is reasonably likely to be or result in a Superior Proposal (as defined below), (iv) the Company receives from such person an executed confidentiality agreement, which is substantially the same as the TCM Confidentiality Agreement, (v) the Company has previously notified TCM of the Takeover Proposal Interest (as defined below) in accordance with the last sentence of this Section 5.03(a), and (vi) the Company Stockholders’ Action has not been adopted and approved in satisfaction of the Company Stockholders’ Vote Condition. Subject to Section 5.03(c), nothing shall prevent the Company Board or Company Special Committee from complying with Rule 14e-2 under the Exchange Act. The Company agrees that it will take the necessary steps to promptly inform the Company Representatives of the obligations undertaken in this Section 5.03. From the date hereof until the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall notify TCM as promptly as practicable, and in any event not later than the next business day, of any inquiries, expressions of interest, requests for information or access to property, books or records, proposals or offers relating to any Takeover Proposal received by the Company, its officers or its directors or, to the best of its knowledge, any other Company Representatives, from any person that informs the Company that it is considering making, or has made, a proposal relating to a Takeover Proposal (a “Takeover Proposal Interest”) indicating, in connection with such notice, the name of the person who made such inquiries, expressions of interest, requests, proposals or offers and the material terms and conditions of any proposals or offers, and thereafter shall keep TCM informed, on a current basis, of any changes in the status and content of any such proposals or offers. The Company will, and will cause its subsidiaries and the officers, directors, employees and other agents of the Company and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties (other than TCM and its subsidiaries) with respect to a Takeover Proposal.
      (b) As used in this Agreement, “Takeover Proposal” shall mean (i) any proposal or offer for a merger, share exchange, consolidation or other business combination concerning the Company or any of its subsidiaries, (ii) any proposal or offer to the Company or any of its stockholders to acquire in any manner, directly or indirectly, any material part of the assets or 10% or more of the equity securities, as outstanding as of the date hereof, of the Company or any of its subsidiaries, (iii) any proposal or offer with respect to any recapitalization or restructuring concerning the Company or any of its subsidiaries or (iv) any proposal or offer with respect to any other transaction similar to any of the foregoing relating to the Company or any of its subsidiaries. For purposes of this Agreement, “Superior Proposal” means a Takeover Proposal that involves at least 80% of the Company Capital Stock (or, if such Takeover Proposal involves a transfer of the assets of the Company and its subsidiaries, taken as a whole, at least 80% of the fair market value of such assets) which the Company Special Committee determines in good faith (taking into account all of the terms and conditions of the Takeover Proposal, including any conditions to consummation, break-up fees and expense reimbursement provisions) to be more favorable and the value of which exceeds the value of the Merger Consideration (it being agreed that the Merger Consideration shall be deemed to include such number of shares of TCM Common Stock as it would have included pursuant to this Agreement had the transactions consummated by this Agreement been consummated on the date on which the Company Special Committee evaluates such Takeover Proposal).
      (c) From the date hereof until the termination of this Agreement pursuant to Article VII, neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify or propose to withdraw, qualify or modify, in a manner adverse to TCM, its approval or recommendation of the Company Stockholders’ Action by the Company Board, (ii) approve or recommend, or propose to approve or recommend, a Superior Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Superior Proposal unless (A) an unsolicited, written Superior Proposal has been made and has not been withdrawn, (B) the Company Special Committee has complied with its obligations in Section 5.03(a), (C) the Company Special Committee has concluded in good faith, after consultation with legal counsel, that, in light of such Superior Proposal, the failure of the Company Special Committee to take any of the actions described in Section 5.03(c) (i), (ii) or (iii) is reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders under applicable Law, (D) the Company Stockholders Action has not been adopted and approved in satisfaction of the Company Stockholders’ Vote Condition, (E) the Company Special Committee provides TCM with at least five business days’ prior notice of its proposal to take any of the actions described in Section 5.03(c) (i), (ii) or (iii) during which time TCM may make, and in such event the Company shall consider, a counterproposal to such Superior Proposal, and the Company shall and shall cause its legal advisors to, negotiate with TCM with respect to the terms and conditions of any such counterproposal, and (F) the Superior Proposal does not impose any “break-up” or other fees (including, without limitation, expense reimbursements) or options or rights to acquire assets or securities, or any other obligations that would survive the Effective Time, on the Company or any subsidiary unless and until this Agreement is terminated in accordance with its terms.
      (d) If the Company Board or any committee (i) withdraws, qualifies or modifies or proposes to withdraw, qualify or modify, in a manner adverse to TCM, its approval or recommendation of the Company Stockholders’ Action by the Company Board, (ii) approves or recommends, or proposes to approve or recommend, a Superior Proposal, or (iii) causes the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Superior Proposal, and in taking any such action, has complied with Section 5.03(c), the Company shall be relieved of its obligation under this Agreement to duly call, give notice of, convene and hold, the Company Stockholder’s Meeting to consider and vote upon the approval and adoption of the Company Stockholders’ Action.
      (e) From the date hereof until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, TCM and its subsidiaries will not, and TCM and its subsidiaries will not permit or cause any of their respective officers, directors, employees, investment bankers, attorneys, affiliates, accountants and other agents (collectively, the “TCM Representatives”) to, directly or indirectly: (i) initiate, solicit, seek, encourage knowingly, entertain, support or take any action to facilitate any inquiries or the making of any offer or proposal which constitutes or is reasonably likely to lead to any TCM Takeover Proposal (as defined below); (ii) engage in negotiations or discussions with, or provide any non-public information or data concerning TCM to, any person (other than the Company and any of its affiliates or representatives) relating to any TCM Takeover Proposal, whether made before or after the date of this Agreement or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or any other agreement with respect to any TCM Takeover Proposal; provided, however, that TCM may, in response to an unsolicited bona fide written TCM Takeover Proposal by any person, provide such non-public information or data or engage in negotiations or discussion with such person, if, prior to taking such actions: (i) the proposal did not result from a breach of this Section 5.03(e), (ii) the TCM Special Committee determines in good faith, after consultation with legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable Law, (iii) the TCM Special Committee determines in good faith that such Takeover Proposal is reasonably likely to be or result in a TCM Superior Proposal (as defined below), (iv) TCM receives from such person an executed confidentiality agreement, which is substantially the same as the TCM Confidentiality Agreement, and (v) TCM has previously notified the Company of the TCM Takeover Proposal Interest (as defined below) in accordance with the last sentence of this Section 5.03(e). TCM agrees that it will take the necessary steps to promptly inform the TCM Representatives of the obligations undertaken in this Section 5.03. From the date hereof until the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time, TCM shall notify the Company as promptly as practicable, and in any event not later than the next business day, of any inquiries, expressions of interest, requests for information or access to property, books or records, proposals or offers relating to any TCM Takeover Proposal received by TCM, its officers or its directors or, to the best of its knowledge, any other TCM Representatives, from any person that informs TCM that it is considering making, or has made, a proposal relating to a TCM Takeover Proposal (a “TCM Takeover Proposal Interest”) indicating, in connection with such notice, the name of the person who made such inquiries, expressions of interest, requests, proposals or offers and the material terms and conditions of any proposals or offers, and thereafter shall keep the Company informed, on a current basis, of any changes in the status and content of any such proposals or offers. TCM will, and will cause its subsidiaries and the officers, directors, employees and other agents of TCM and its subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties (other than the Company and its subsidiaries) with respect to a TCM Takeover Proposal.
      (f) As used in this Agreement, “TCM Takeover Proposal” shall mean (i) any proposal or offer for a merger, share exchange, consolidation or other business combination concerning TCM or any of its subsidiaries, (ii) any proposal or offer to TCM or its stockholder to acquire in any manner, directly or indirectly, any material part of the assets or 10% or more of the equity securities, as outstanding as of the date hereof, of TCM or any of its subsidiaries, (iii) any proposal or offer with respect to any recapitalization or restructuring concerning TCM or any of its subsidiaries or (iv) any proposal or offer with respect to any other transaction similar to any of the foregoing relating to TCM or any of its subsidiaries. For purposes of this Agreement, “TCM Superior Proposal” means a Takeover Proposal that involves at least 80% of the TCM Capital Stock (or, if such Takeover Proposal involves a transfer of the assets of the Company and its subsidiaries, taken as a whole, at least 80% of the fair market value of such assets) which the TCM Special Committee determines in good faith (taking into account all of the terms and conditions of the TCM Takeover Proposal, including any conditions to consummation, break-up fees and expense reimbursement provisions) to be more favorable and the value of which exceeds 95% of the value of the common stock of the Surviving Corporation.
      Section 5.04     Access to Information; Confidentiality.
      (a) Upon reasonable notice during normal business hours, each of TCM and the Company shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party reasonable access, during the period from the date of this Agreement and until the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of TCM and the Company shall (and shall cause its subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as such party may reasonably request, and shall make available to such other party the appropriate individuals (including attorneys, accountants, other professionals, customers and suppliers) for discussion of its business, properties and personnel as such party may reasonably request.
      (b) The parties acknowledge that TCM and the Company have previously executed the TCM Confidentiality Agreement which will continue in full force and effect in accordance with its terms.
      Section 5.05     Consents and Approvals.
      (a) Subject to the terms of this Agreement, the Company and TCM shall each use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or TCM or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the Merger and transactions contemplated hereby and thereby, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable U.S. federal or state securities Laws, (B) the rules and regulations of the National Association of Securities Dealers Automated Quotation System and (C) any other applicable Law. The Company and TCM shall cooperate with each other in connection with the making of all such filings.

      (b) Each of the Company and TCM shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, or (ii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time.
      Section 5.06     Stock Options.
      (a) At the Effective Time, each outstanding Option, whether vested or unvested, shall, by virtue of this Agreement and without any further action of the Company, the Surviving Corporation, TCM or the holder of any Option, be converted into a stock option to purchase TCM Common Stock in a manner consistent with Section 424 of the Code and as provided by subsection (b) below, and, after the Effective Time, all references to the Company in the Company Option Plan and the applicable stock option agreements shall be deemed to refer to the Surviving Corporation, which shall have retained the Company Option Plan as of the Effective Time by virtue of this Agreement and the Merger and without any further action, except that references to shares of Company Common Stock shall be deemed to be to TCM Common Stock in accordance with subsection (b) below.
      (b) Each Option so retained by the Surviving Corporation under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Plan and the applicable stock option agreements as in effect immediately prior to the Effective Time, except that (i) such Option will be exercisable for that number of shares of TCM Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounded down to the nearest whole number of shares of TCM Common Stock and (ii) the per share exercise price for the TCM Common Stock issuable upon exercise of such assumed Option shall be equal to the quotient of (x) the exercise price per share of Company Common Stock at which such Option was exercisable immediately prior to the Effective Time, divided by (y) the Common Stock Exchange Ratio, rounding the resulting exercise price up to the next whole cent. It is the intention of the parties that the Options remaining outstanding following the Effective Time will qualify, to the maximum extent permissible following the Effective Time, as incentive stock options as defined in Section 422 of the Code solely to the extent such Options qualified as incentive stock options prior to the Effective Time.
      (c) As soon as reasonably practicable after the Effective Time, the Company will deliver to Option holders appropriate notices setting forth such holders’ rights pursuant to the Company Option Plan and the applicable stock option agreements evidencing the Options and confirming that the Company Option Plan and the Options have been converted in accordance with the terms and conditions required by this Section 5.06. TCM hereby agrees to register the TCM Common Stock underlying such Options with the SEC on Form S-8 within ten (10) business days subsequent to the Effective Time.
      Section 5.07     Notification of Certain Matters.
      (a) The Company shall give prompt notice to TCM of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to TCM or Merger Sub.
      (b) TCM shall give prompt notice to the Company of (i) the occurrence, or non- occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of TCM contained in this Agreement to be untrue or inaccurate and (ii) any failure of TCM or Merger Sub materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the Company.

      Section 5.08     Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to TCM and the Company. Thereafter, so long as this Agreement is in effect, TCM and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that TCM or the Company may, without the prior written consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by applicable Law or applicable regulation of a self-regulatory organization if it has used all commercially reasonable efforts to consult with the other party.
      Section 5.09     Expenses.
      (a) Except as otherwise specifically provided in this Agreement, if the Merger is not consummated, all costs and expenses incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, the taking of all actions (including, without limitation, any due diligence investigations) contemplated hereby and thereby, including, without limitation, attorneys’ and accountants’ fees and fees of any brokers, financial advisors, other advisors, investment bankers or finders (collectively, the “Transaction Expenses”), shall be paid by the party incurring such costs or expenses. If the Merger is consummated, all Transaction Expenses of the Company, including any amounts that may become payable due to the execution of this Agreement or the consummation of the Merger (i.e., change of control, retention payments or similar fees) shall be the obligation of TCM.
      (b) The Company shall use its commercially reasonably efforts to cause all persons (including, without limitation, attorneys, accountants, brokers, financial advisors, other advisors, investment bankers and finders), who have provided or will provide the Company with services in connection with this Agreement, the Merger, the Ancillary Agreements and the transactions contemplated hereby and thereby, to submit to the Company, no less than three business days prior to the Effective Time, invoices with respect to all such services.
      Section 5.10     Tax Treatment. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation section 1.368-2(g). Each of the parties hereto shall use commercially reasonable efforts to cause the Merger to qualify, and shall not knowingly take actions or cause actions to be taken that could reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368(a) of the Code.
      Section 5.11     Continuing Director and Officer Indemnification.
      (a) From and after the Effective Time, the Surviving Corporation (or its successors or assigns) shall fulfill and honor the obligations of the Company pursuant to the indemnification provisions in the Company Articles of Incorporation and Company By-Laws existing as in effect on the date of this Agreement with respect to the Company’s directors and officers, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of persons who at any time prior to the Effective Time were entitled to indemnification, advancement or exculpation under the Company Articles of Incorporation and Company By-Laws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law and prior notification is given to such affected persons.
      (b) The Surviving Corporation shall cause to be maintained for a period of six years from the Effective Time the Company’s current directors’ and officers’ insurance and indemnification policy and fiduciary liability policy (“D&O Insurance”), provided that, the Surviving Corporation may substitute therefor, at is election, policies or financial guarantees with the same carriers or other reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous that the existing D&O Insurance, to the extent that such insurance policies provide coverage for events occurring at or prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement (or were prior to the date of this Agreement), so long as the annual premium after the date of this Agreement for such D&O Insurance during such six-year period would not exceed 300% of the annual premium as of the date of this Agreement. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 300% of the annual premium therefor as of the date of this Agreement, the Surviving Corporation shall use reasonable best efforts to cause insurance coverage to be obtained for an amount equal to 300% of the current annual premium therefore, on terms and conditions substantially similar to the existing D&O Insurance. Set forth in Section 5.11(b) of the Company Disclosure Letter is the amount of the annual premium currently paid by the Company for its D&O Insurance.
      (c) If any claim or claims shall, subsequent to the Effective Time and within six years thereafter, be made in writing against any present or former director or officer of the Company based on or arising out of the services of such person at or prior to the Effective Time in the capacity of such person as a director or officer of the Company (and such director or officer promptly shall have given the Surviving Corporation written notice of such claim or claims within such six-year period), the provisions of Sections 5.11(a) and (b) respecting the rights to indemnify the current or former directors or officers under the Company Articles of Incorporation and Company By-Laws shall continue in effect until the final disposition of all such claims.
      (d) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by each indemnified party, his or her heirs and representative and may not be amended, altered or repealed without the prior written consent of the affected indemnified party.
      Section 5.12     Certain Tax Matters. (a) Each of the parties hereto covenants and agrees to report the Merger for United States federal and applicable state income tax purposes in a manner consistent with the characterization of the Merger as a tax-free reorganization under Section 368 of the Code, including causing the Surviving Corporation to file the statements required by Treasury Regulation section 1.368-3.
      (b) Prior to the Closing (or at such other times as requested by counsel), TCM, Merger Sub and the Company shall execute and deliver to King & Spalding LLP and Troutman Sanders LLP, tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 6.02(f) and 6.03(d)) customary for transactions of this type.
      Section 5.13     Employees and Employee Benefit Matters. (a) Prior to the Spin-Off, TCM shall use its commercially reasonable efforts to take all actions contemplated by the Separation and Distribution Agreement or otherwise deemed necessary and appropriate to establish employee benefit plans for the benefit of employees of TCM on and after the Closing Date.
      Section 5.14     Listing of TCM Common Stock. TCM shall use its commercially reasonable efforts to have authorized for listing on Nasdaq, upon official notice of issuance, the shares of TCM Common Stock to be issued or reserved as a result of the Merger.
      Section 5.15     Necessary Actions. Each of the parties hereto covenants and agrees that, at or before the Effective Time, it shall take commercially reasonable steps so that all corporate actions, proceedings, instruments, and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters are reasonably satisfactory to each of the parties’ counsel and shall furnish such counsel with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

ARTICLE VI.
Conditions to the Merger
      Section 6.01     Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, or waiver, at or prior to the Effective Time of each of the following conditions:

(a) Gray shall have transferred all of the membership interests of Gray Publishing, LLC to TCM;

(b) Gray and TCM have executed and delivered the Separation and Distribution Agreement and the Tax Sharing Agreement;

(c) Gray shall have completed the Spin-off;

(d) the Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and all state securities or Blue Sky Laws necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

(e) the Company Stockholders’ Action shall have been approved and adopted by the stockholders of the Company in satisfaction of the Company Stockholders’ Vote Condition at the Company Stockholders’ Meeting or by written consent in accordance with Georgia Law and the Company Articles of Incorporation;

(f) all other consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required to consummate the Spin-off and to consummate the Merger shall have been filed, made or obtained, except for such consents, approvals, orders or authorizations that involve an immaterial amount of assets and that do not provide for any penalties or fines due to the failure to receive such consents, approvals, orders or authorizations (it being understood that the parties shall use commercially reasonable efforts to put in place a structure in order to provide Merger Sub and indirectly, TCM, with the benefit of such assets);

(g) all notices to, and consents, approvals or waivers of, all persons under the agreements, instruments or documents listed in Schedule 6.01(g) shall have been given or obtained in a form and manner reasonably acceptable to TCM and the Company;

(h) there shall not have been any action taken, or any Law enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Entity, that would (i) prohibit the Surviving Corporation’s ownership or operation of all or a material portion of the Company’s business or assets, or compel the Surviving Corporation or TCM to dispose of or hold separately all or a material portion of the Company’s or TCM’s business or assets, as a result of the Merger; (ii) render TCM or Merger Sub unable to consummate the Merger; or (iii) impose or confirm material limitations on the ability of TCM or Merger Sub effectively to exercise full rights of ownership of shares of the capital stock of the Surviving Corporation, including without limitation, the right to vote any such shares on all matters properly presented to the stockholders of the Surviving Corporation;

(i) no judgment, order, injunction, decree or ruling issued by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have been issued and then be in effect (provided that the parties hereto shall use their commercially reasonable efforts to have any such judgment, order, injunction, decree or ruling vacated or lifted), nor shall there have been any Law enacted, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal; and

(j) the shares of TCM Common Stock to be issued or reserved that constitute the Merger Consideration shall be approved for listing on Nasdaq, subject to official notice of issuance.

      Section 6.02     Additional Conditions to Obligations of TCM and Merger Sub. The obligations of TCM and Merger Sub to effect the Merger also are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived by TCM:

(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and TCM shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect;

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and by each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time, and TCM shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect;

(c) Company Stockholders entitled to receive, in the aggregate, not more than 5% of the Merger Consideration shall have demanded appraisal for their shares in accordance with Article 13 of Georgia Law;

(d) at or prior to the Effective Time, the Existing Stockholder Agreement shall have been terminated, and TCM shall have received evidence of such termination reasonably satisfactory to it;

(e) all corporate actions, proceedings, instruments, and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for TCM and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested; and

(f) TCM shall have received a legal opinion of King & Spalding LLP, dated as of the Closing Date, and subject to the customary assumptions and qualifications, to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code;

(g) the special committee of the Board of Directors of TCM and the Board of Directors of TCM shall have received the opinion of a nationally recognized independent valuation firm to the effect that, as of the date of such opinion, based upon and subject to the assumptions, factors and limitations set forth in such opinion, assuming the Spin-off, Merger and Refinancing have been consummated as proposed, immediately after giving effect to the Transaction and the Refinancing, and on a pro forma basis: (A) the fair value and present saleable value of TCM’s assets would exceed TCM’s stated liabilities and identified contingent liabilities, (B) TCM should be able to pay its debts as they become absolute and mature and (C) the capital remaining in TCM would not be unreasonably small for the business in which TCM is engaged, as management has indicated it is proposed to be conducted following the consummation of the Spin-off, Merger and the Refinancing (the “Solvency Opinion”); and

(h) Bull Run’s Indebtedness for Borrowed Money at the Effective Time shall not exceed $69.1 million plus any Indebtedness for Borrowed Money incurred by Bull Run pursuant to Section 5.01(g)(ii) (it being understood and agreed that the Cash Advance shall not be considered Indebtedness for Borrowed Money).

      Section 6.03     Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger also is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived by the Company:

(a) The representations and warranties of TCM set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to TCM Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to TCM Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) only as of such date, and the Company shall have received a certificate signed on behalf of TCM by the Chief Executive Officer and Chief Financial Officer of TCM to such effect;

(b) each of TCM and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of TCM by the Chief Executive Officer and Chief Financial Officer of TCM to such effect;

(c) all corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for the Company Special Committee and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested;

(d) the Company shall have received a legal opinion of Troutman Sanders LLP, dated as of the Closing Date, and subject to the customary assumptions and qualifications, to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code;

(e) the Company shall have received the written opinion of the Company Financial Advisor, in customary form and based on customary assumptions, to the effect that the Merger Consideration to be received by the Company Stockholders pursuant to the Merger is fair to the Company Stockholders from a financial point of view, which opinion shall not have been withdrawn;

(f) TCM and its subsidiaries shall have obtained policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in TCM’s reasonable judgment, appropriate for the assets and properties of TCM and its subsidiaries and customary in TCM’s industry;

(g) TCM’s Indebtedness for Borrowed Money at the Effective Time shall not exceed $40.0 million, which shall include the amount of money that TCM is required to distribute to Gray pursuant to Section 6.5 of the Separation and Distribution Agreement; and

(h) the Company shall have received a copy of the Solvency Opinion, which shall be in form and substance reasonably satisfactory to the Company.
      Section 6.04     Rule 145 Affiliates. The Company shall, at least 30 days prior to the Effective Time, cause to be delivered to TCM a list, reviewed by its counsel, identifying all persons who are, at the Effective Time, “affiliates” of the Company for purposes of Rule 145 promulgated by the SEC under the Securities Act (each a “Rule 145 Affiliate”). The Company shall furnish such information and documents as TCM may reasonably request for the purpose of reviewing such list. The Company shall use all commercially reasonable efforts to cause each person who is identified as a rule 145 Affiliate in the list furnished pursuant to this Section 6.04 to execute a written agreement (each, a “Rule 145 Affiliate Agreement”), substantially in the form attached hereto as Exhibit C, at least 15 days prior to the Effective Time.

ARTICLE VII.
Termination
      Section 7.01     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with respect to Section 7.01(b) through (h), by written notice by the terminating party to the other party):

(a) by mutual written consent duly authorized by the TCM Board, TCM Special Committee, board of directors of Merger Sub, the Company Board and the Company Special Committee; or

(b) by either the TCM Special Committee or the Company Special Committee, if a Governmental Entity shall have (i) issued a non-appealable final judgment, order, injunction, decree or ruling or taken any other action or (ii) enacted, enforced or deemed applicable to the Merger a Law in final form, in each case having the effect of permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger (provided that the party seeking to terminate pursuant to this Section 7.01(b) shall have used commercially reasonable efforts to have any such judgment, order, injunction, decree, ruling or other action vacated or lifted); or

(c) by the TCM Special Committee, (i) upon a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b) would not be satisfied (a “Company Terminating Breach”), provided that, if such Company Terminating Breach is curable prior to the expiration of 30 days from notice to the Company of its occurrence through the exercise of the Company’s commercially reasonable efforts, and for so long as the Company continues to exercise such commercially reasonable efforts, the TCM Special Committee may not terminate this Agreement under this Section 7.01(c) until the expiration of such 15-day period (but in no event shall the preceding proviso be deemed to extend the date set forth in Section 7.01(e)), or (ii) if satisfaction of any of the conditions set forth in Section 6.02 is or becomes impossible (other than through the failure of TCM or the Merger Sub to comply with its obligations under this Agreement); or

(d) by the Company Special Committee, (i) upon a breach of any representation, warranty, covenant or agreement of TCM or Merger Sub set forth in this Agreement such that the conditions set forth in Section 6.03(a) or 6.03(b) would not be satisfied (a “TCM Terminating Breach”), provided that, if such TCM Terminating Breach is curable prior to the expiration of 30 days from notice to TCM of its occurrence through the exercise of TCM’s commercially reasonable efforts, and for so long as TCM continues to exercise such commercially reasonable efforts, the Company Special Committee may not terminate this Agreement under this Section 7.01(d) until the expiration of such 30-day period (but in no event shall the preceding proviso be deemed to extend the date set forth in Section 7.01(e)), or (ii) if satisfaction of any of the conditions set forth in Section 6.03 is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement); or

(e) by either the Company Special Committee or the TCM Special Committee, if the Merger has not been consummated by the 12-month anniversary of the execution of this Agreement (provided that the failure to consummate the Merger by such date was not the result of any act or failure to act by the party seeking to terminate this Agreement pursuant to this Section 7.01(e)); or

(f) by TCM, if the Company Board and the Company Special Committee shall have failed to recommend or shall be withdrawn, or modified or changed in a manner adverse to TCM its approval or recommendation of this Agreement or the Merger or shall have recommended a Superior Proposal, or the Company shall have entered into a definitive agreement in respect of a Takeover Proposal with a Person other than TCM or its subsidiaries (or the Company Board or the Company Special Committee resolves to do any of the foregoing); or

(g) by the Company, if the Company Board and the Company Special Committee authorizes the Company, subject to complying with Section 5.03 of this Agreement, to enter into a binding agreement concerning a transaction that constitutes a Superior Proposal;

(h) by either the TCM Special Committee or the Company Special Committee, if the Stockholder Vote Condition shall not have been satisfied by reason of the failure to obtain the required vote at the Company Stockholders’ Meeting;

(i) by either TCM or the Company, if the Separation and Distribution Agreement is terminated; or

(j) by the Company, if any material amendment or modification of the Separation and Distribution Agreement to the disadvantage of TCM had been made or if the Separation and Distribution Agreement is breached in any material respect.
      Section 7.02     Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 5.09 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party, or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. Without limiting the foregoing, if the Merger is not consummated and (x) if the Company shall have breached any of its obligations under Section 5.03 hereof, the actual Transaction Expenses of TCM and Merger Sub shall be paid by the Company to TCM or (y) if TCM shall have breached any of its obligations under Section 5.03 hereof, the actual Transaction Expenses of the Company shall be paid by TCM to the Company.
ARTICLE VIII.
General Provisions
      Section 8.01     Survival of Representations and Warranties. The representations and warranties made by the parties in this Agreement and in any Ancillary Agreement or in any document or agreement delivered pursuant hereto or thereto shall not survive the Effective Time.
      Section 8.02     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date received if delivered personally, sent by nationally recognized overnight courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address, which shall be effective upon receipt), or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below:
      (a) If to TCM or Merger Sub:

Triple Crown Media, Inc.
4370 Peachtree Road
Atlanta, Georgia 30319
Fax No.: (404) 261-9607
Attention: James C. Ryan
      With a copy to:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036
Fax No.: (212) 969-2900
Attention: Arnold S. Jacobs, Esq.

      and:

Chorey, Taylor & Feil
3399 Peachtree Road, N.E.
Suite 1700, The Lenox Building
Atlanta, Georgia 30326-1148
Fax No.: (404) 841-3221
Attention: John Taylor, Esq.
      If to the Company:

Bull Run Corporation
Special Committee of the Board of Directors
1251 Avenue of the Americas
Suite 810
New York, New York 10020
Fax No.: (212) 575-1073
Attention: Gerald N. Agranoff
      With a copy to:

Tannenbaum Helpern Syracuse & Hirschtritt LLP
900 Third Avenue
New York, New York 10022-4775
Fax No.: (212) 508-4775
Attention: Stephen Rosenberg, Esq.
      and:

Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308
Fax No.: (404) 962-6740
Attention: Marlon F. Starr, Esq.
      Section 8.03     Waiver. The TCM Special Committee may, with respect to the Company, and the Company Special Committee may, with respect to TCM or Merger Sub, (a) extend the time for the performance of any of its obligations or other acts, (b) waive any inaccuracies in its representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of its agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
      Section 8.04     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 8.05     Limited Liability. Notwithstanding any other provisions of this Agreement, in the absence of fraud, no stockholder, director, officer, affiliate, agent, representative or counsel of the Company, TCM or Merger Sub, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the Company, TCM and Merger Sub, for itself and its stockholders, directors, officers and affiliates, waives and agrees not to seek to assert or enforce any such liability that any such person otherwise might have pursuant to applicable law.
      Section 8.06     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement nevertheless shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the TCM Special Committee and the Company Special Committee shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      Section 8.07     Entire Agreement; Amendment. This Agreement (including any exhibits and schedules hereto), the Company Disclosure Letter, the TCM Disclosure Letter and the Ancillary Agreements constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended prior to the Company Stockholders’ Action being adopted only by an instrument in writing approved by the TCM Special Committee and the Company Special Committee and signed by TCM, Merger Sub and the Company stating that it constitutes an amendment to this Agreement, except that the provisions of Section 5.11 shall not be amended except as provided therein.
      Section 8.08     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written approval of the TCM Special Committee or the Company Special Committee, as applicable, and any such assignment without such prior written approval shall be null and void, except that TCM and/or Merger Sub may assign this Agreement to any direct or indirect wholly owned subsidiary of TCM without consent of the Company; provided that (1) TCM shall remain liable for all of its obligations under this Agreement, including the obligation to issue shares of TCM Common Stock as contemplated herein and (2) such assignment does not cause the Merger to fail to be treated as a reorganization within the meaning of Section 368(a) of the Code.
      Section 8.09     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and except as provided in Section 5.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
      Section 8.10     Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
      Section 8.11     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
      Section 8.12     Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
      Section 8.13     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
      Section 8.14     Jurisdiction; Forum. Each of the parties hereto (i) consents to submit itself to the non-exclusive personal jurisdiction of any federal court located in the City of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

      Section 8.15     General Interpretative Provisions; Definition of Knowledge.
      (a) Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine and feminine forms. Words such as “herein,” “hereafter,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires. The words “include”, “includes,” “included,” “including” and “such as” shall be construed as if followed by the phrase “without being limited to.” No distinction in interpretation shall be made between the terms “shall” and “will.”
      (b) As used herein, the words “knowledge” or “known” shall mean, (i) with respect to the Company, the actual knowledge (and not constructive) of Thomas J. Stultz, Frederick J. Erickson and Robert S. Prather, Jr., each in their capacity as an officer or director of the Company, (ii) with respect to TCM, the actual knowledge (and not constructive) of Robert S. Prather, Jr. and James C. Ryan, each in their capacity as an officer or director of TCM, and in each case after any of the foregoing individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are “known” by the Company or TCM, as applicable, or made to the “knowledge” of the Company or TCM, as applicable.
      Section 8.16     Specific Performance and Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the parties shall be entitled to seek a preliminary and permanent injunction or injunctions to prevent breaches, or threatened breaches, of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the need to post bond or furnish other security, this being in addition to any other remedy to which they are entitled at law or in equity.
      Section 8.17     Attorneys’ Fees. If any action, suit, arbitration or other proceeding for the enforcement of this Agreement is brought, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, or otherwise relating to or in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action, suit, arbitration or other proceeding, in addition to any other relief to which it may be entitled.
      Section 8.18     Limitation of Liability. Except with respect to liability under the Securities Act and the Exchange Act and in the absence of fraud, TCM and the Company agree that neither the other party nor any other person will have, or be subject to, any liability for, or indemnification obligation to, the other party or any other person, to the extent that such liability or indemnification obligation results from the distribution to, as applicable, TCM or the Company, or TCM’s or the Company’s use of, any information related to the business of the other party and its subsidiaries and any other information, document or material made available to TCM or the Company, as applicable, in certain “data rooms,” management presentations or any other form in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
[Signature page follows.]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by a duly authorized officer or other person.

TRIPLE CROWN MEDIA, INC.

By:	/s/ Robert S. Prather, Jr.

Name: Robert S. Prather, Jr.

Title:	President and Chief Executive Officer

BR ACQUISITION CORP.

By:	/s/ James C. Ryan

Name: James C. Ryan

Title:	Treasurer and Secretary

BULL RUN CORPORATION

By:	/s/ Frederick J. Erickson

Name: Frederick J. Erickson

Title:	Vice President — Finance

Disclosure Letters
Set forth below is a list briefly identifying the contents of the disclosure letter of Triple Crown Media, Inc. (“TCM”), dated as of August 2, 2005:
•	a list of TCM’s subsidiaries;
•	a list of all required consents;
•	a list of certain changes or events;
•	a list of certain liabilities incurred by TCM since June 30, 2005;
•	a list of certain claims, suits, actions or proceedings;
•	a list of certain contracts of TCM; and
•	a list of certain encumbrances on TCM’s title to, or leasehold interests in, its properties.
Set forth below is a list briefly identifying the contents of disclosure letter of Bull Run Corporation (“Bull Run”), dated as of August 2, 2005:
•	a list of Bull Run’s subsidiaries;
•	a list of the holders of Bull Run’s preferred securities;
•	a list of each current or former employee, officer, director or consultant that holds an option, along with the number of shares subject to such option, the date of grant, the exercise price, the expiration date, the vesting schedule and whether such options qualify as incentive stock options;
•	a list of all required consents;
•	a list of certain changes or events;
•	a list of certain liabilities incurred by Bull Run since May 31, 2005;
•	a list of certain claims, suits, actions or proceedings;
•	a list of all employee benefit plans of Bull Run;
•	a list of certain matters related to Bull Run’s employee benefit plans;
•	a list of liabilities under Bull Run’s employee benefit plans as a result of the transactions contemplated by the Agreement and Plan of Merger;
•	a list of certain taxes of Bull Run;
•	a list of certain encumbrances on Bull Run’s title to, or leasehold interests in, its properties;
•	a list of certain insurance matters;
•	a list of certain exceptions to the covenants of Bull Run regarding the conduct of its business between the period of signing and closing; and
•	the amount of annual premiums paid by Bull Run for directors and officers insurance.
Upon the request of the Securities and Exchange Commission, TCM will supplementally furnish (i) a copy of TCM’s disclosure letter, dated as of August 2, 2005 and (ii) a copy of Bull Run’s disclosure letter, dated as of August 2, 2005 to the Securities and Exchange Commission.